Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

POWER SOLUTIONS INTERNATIONAL, INC.,

POWERTRAIN INTEGRATION ACQUISITON, LLC,

POWERTRAIN INTEGRATION, LLC,

and

THE PRINCIPALS OF POWERTRAIN INTEGRATION, LLC

dated as of May 4, 2015

i

4.2	Authorization	30
4.3	No Conflict	31
4.4	No Consent Required	31
4.5	Brokers and Finders	31

ARTICLE 5 ACTIONS PRIOR TO CLOSING		31
5.1	Access to Information	31
5.2	Operations Prior to Closing	32
5.3	Reasonable Efforts	33
5.4	Confidentiality	33
5.5	Proposed Transaction	33
5.6	Notice of Certain Events	33
5.7	Supplements to Disclosure Schedules	34
5.8	Customer Due Diligence	34

ARTICLE 6 CONDITIONS PRECEDENT TO CLOSING; CLOSING		35
6.1	Conditions to Obligation of the Buyer	35
6.2	Conditions to Obligation of the Seller	36
6.3	Closing	36
6.4	Deliveries by the Seller	36
6.5	Deliveries by the Buyer	38

ARTICLE 7 COVENANTS AFTER CLOSING		38
7.1	No Assignment in Certain Circumstances	38
7.2	The Seller’s Access to Information	39
7.3	The Buyer’s Access to Information	39
7.4	Restrictive Covenants	39
7.5	Bulk Sales Laws	42
7.6	Receivables	42
7.7	Employment Matters	42
7.8	Transfer Taxes	43
7.9	Release	44
7.10	Agreement to Change Name	44
7.11	Earn-out	44

ARTICLE 8 TERMINATION		46
8.1	Termination	46
8.2	Effect of Termination	47

ARTICLE 9 INDEMNIFICATION		47
9.1	Indemnification by the Selling Parties	47
9.2	Indemnification by the Buyer	48
9.3	Survival of Representations and Warranties	48
9.4	Certain Limitations	49
9.5	Indemnification Procedure for Third Party Claims	50
9.6	Determination of Losses	51
9.7	Adjustment to Purchase Price	51

9.8	Payments	51
9.9	Right of Set Off	52

ARTICLE 10 MISCELLANEOUS		52
10.1	Definitions	52
10.2	Notices, Consents, etc	60
10.3	Public Announcements	61
10.4	Severability	61
10.5	Further Assurances	62
10.6	Amendment and Waiver	62
10.7	Section Headings	62
10.8	Choice of Law	62
10.9	Arbitration	62
10.10	Waiver of Jury Trial	63
10.11	Jurisdiction of Courts	64
10.12	Assignment	64
10.13	Survival of Covenants	64
10.14	No Third Party Beneficiaries	64
10.15	No Strict Construction	64
10.16	Counterparts; Delivery	64
10.17	Expenses	65
10.18	Interpretative Matters	65
10.19	Entire Agreement	65

Exhibits

Exhibit A – Additional Earn-out Procedures

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 4, 2015, is by and among Powertrain Integration, LLC, an Indiana limited liability company (the “Seller”), Robert A Pachla (“Pachla”), an individual and a principal of RAP Ventures, LLC (a member of the Seller), Michael Schoeffler (“Schoeffler”), and Bradley Richards (“Richards”), each an individual and a principal of Rigginator LLC (a member of the Seller), Scott A Ronan (“Ronan”), an individual and a member of SR Holdings II, LLC (a member of the Seller), Todd G. Carlson, an individual and a principal of SLC Holdings II, LLC (a member of the Seller) (“Carlson” and together with Pachla, Schoeffler, Ronan and Richards, the “Principals” and the Principals, together with the Seller, the “Selling Parties”), Power Solutions International Inc., a Delaware corporation (the “Parent”), and Powertrain Integration Acquisition, LLC, an Illinois limited liability company (the “Buyer”). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 10.1.

RECITALS

A. The Seller engages in the business of producing, supplying and providing services with respect to engines, powertrain integration components and packages, control systems and solutions for on-road vehicles, vehicle fleets and military hardware (the “Business”).

B. The Seller desires to sell, assign, transfer and convey to the Buyer, and the Buyer desires to purchase and assume from the Seller, the assets and assumed liabilities of the Business (wherever located), pursuant to the terms and subject to the conditions set forth in this Agreement.

C. Each of the Principals will derive substantial benefits from the Seller’s entry into this Agreement and the consummation of the transactions contemplated hereby.

AGREEMENT

In consideration of the mutual covenants of the Parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Transfer of Assets.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, and based upon the representations, warranties, covenants and agreements of the Seller contained herein, at the Closing, the Seller shall sell, transfer and deliver to the Buyer, free and clear of all liens, hypothecations, mortgages, charges, restrictions, options, assessments, security interests, pledges and other encumbrances and claims of any nature (collectively, “Liens”), and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the assets of the Seller (other than the Excluded Assets), wherever located and whether or not all or any of such assets appear on or are reflected upon the Seller’s books, records or financial statements (the “Purchased Assets”), including the following:

(i) All equipment and machinery, furniture, computer hardware and embedded firmware, printers, office furniture, vehicles (whether or not registered under motor vehicle registration laws) and equipment and other personal property, fixtures and physical property of the Seller (the “Tangible Assets”), including, but not limited to, the assets listed on Schedule 1.1(a)(i).

(ii) All rights and benefits that the Seller may have under the Contracts listed on Schedule 1.1(a)(ii) and all other non-material Contracts not listed on Schedule 1.1(a)(ii) entered into in the ordinary course of business consistent with past practice (the “Assigned Contracts”), including the Seller’s rights under customer purchase orders.

(iii) All work-in-process, raw materials, supplies, samples and processed and finished goods of the Seller and all other goods held for sale by the Seller (collectively, “Inventory”).

(iv) All Proprietary Rights owned by the Seller or developed, used, distributed, sold, resold and/or incorporated into other materials by or on behalf of the Seller (the “Assumed Proprietary Rights”).

(v) The real property leased by the Seller and the buildings, structures, fixtures and other improvements located thereon (the “Leased Real Property”) and each Contract relating to the lease or sublease of the Leased Real Property (the “Real Property Leases”).

(vi) All files and invoices, Inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, broker lists, technical data, specifications, work standards and manufacturing, assembling and process information, innovation plans, operating manuals, operating data and plans, engineering drawings, working drawings, schematics and blueprints and any other books and records of the Seller.

(vii) All rights of the Seller, to the extent assignable, in and to the Seller Governmental Authorizations, issued or granted to, or otherwise held by, the Seller.

(viii) All causes of actions, claims, warranties, guarantees, refunds, covenants and indemnities, all rights of recovery and set-off of every kind and character of the Seller.

(ix) All prepaid expenses, credits, deposits and advance payments of the Seller and all rights of the Seller to receive discounts, refunds, reimbursements, rebates, awards and the like.

(x) All accounts, notes or other rights to payment for services rendered, including all accounts receivable of the Seller (the “Accounts Receivable”).

(xi) All benefits, proceeds and premium prepayments or refunds payable or paid thereunder or with respect to Insurance Policies maintained by the Seller prior to the Effective Time.

(xii) All of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets.

(xiii) The Business as a going concern and all goodwill associated with, the Business and the Purchased Assets.

(xiv) All other properties and assets owned or held by the Seller and used or useful in connection with, or necessary for, the operation of the Business as presently conducted, whether or not of a type falling within any of the categories of assets or properties described above, unless specifically forming part of the Excluded Assets.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, the Seller shall not contribute, convey, assign or transfer to the Buyer, and the Buyer shall not acquire, or make any payments or otherwise discharge any liability or obligation of the Seller with respect to, any Excluded Assets. “Excluded Assets” shall mean the following assets of the Seller:

(i) The Seller’s governing documents, minute books, ownership records and other records exclusively relating to the organization of the Seller and all of the Seller’s Tax Returns.

(ii) All Contracts that are not Assigned Contracts (“Excluded Contracts”).

(iii) All Employee Benefit Plans and all moneys, rights and other assets maintained under, pursuant to, or in direct connection with, any such Employee Benefit Plans.

(iv) The Seller’s rights pursuant to or under this Agreement and the Transaction Documents.

(v) All cash and cash equivalents of the Seller.

(vi) Without limiting the foregoing, all of the assets described on Schedule 1.1(b)(vi).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. The Seller shall not sell or assign to the Buyer, but shall retain, and the Buyer shall not assume any liabilities or obligations of the Seller, except that the Buyer will assume and be liable for, and will pay, perform and discharge as and when due (i) all non-interest bearing, current liabilities included in the determination of Working Capital, and (ii) all liabilities and obligations of the Seller under the Assigned Contracts (including customer purchase orders) that, by their express terms, arise in connection with events or conditions that occur, or are to be performed, at any time after the Effective Time; provided, however, that the Buyer shall not assume (A) any liabilities or obligations of the Seller arising out of any breach of or default under any Assigned Contract that occurs prior to the Effective Time or as a result of the Closing, or (B) any penalties arising prior to the Effective Time (collectively, the “Assumed Liabilities”).

(b) Excluded Liabilities. Notwithstanding any disclosures made to the Buyer or its agents in the conduct of their due diligence investigations of the Seller or anything herein to the contrary, the Buyer shall not assume any of the liabilities or obligations of the Seller other than the Assumed Liabilities, and the Buyer shall not be or become liable for any claims, demands, liabilities or obligations other than the Assumed Liabilities. Without limiting the foregoing, the Buyer shall not assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for and shall pay and satisfy in due course, all obligations, liabilities and commitments, fixed or contingent, known or unknown, accrued or unaccrued, direct or indirect, choate or inchoate, perfected or unperfected, liquidated or unliquidated, of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(i) All liabilities and obligations with respect to employee wages, severance, termination and other payments and benefits (including post-retirement benefits), whether owing under any Employee Benefit Plan or any other severance policy, employment agreement, vacation policy, or otherwise to any employees or former employees of the Seller, arising prior to the Effective Time, other than wages and benefits arising in the ordinary course of business with respect to Transferred Employees and that are reflected in the calculation of Working Capital.

(ii) All liabilities and obligations with respect to workers compensation claims or health benefits relating to claims and/or injuries arising prior to the Effective Time and all expenses, obligations, duties and liabilities relating thereto.

(iii) All liabilities and obligations for (x) any Taxes imposed upon, or incurred by, the Seller (or any member or Affiliate of the Seller) at any time or for any period, or (y) any Taxes imposed upon, incurred by or related to the Purchased Assets, the Assumed Liabilities and/or the Business for any taxable period or portion of any taxable period prior to the Effective Time.

(iv) All liabilities and obligations of the Seller incurred in connection with violations of, or pursuant to, applicable laws, including occupational safety, wage, welfare and/or employee benefit laws and/or Environmental and Safety Requirements arising, accruing or relating to periods, acts (or omissions to act) occurring prior to the Effective Time.

(v) All liabilities and obligations of the Seller under or in connection with any Orders or in connection with or with respect to any grievances or Proceedings pending as of the Effective Time or arising out of an occurrence or condition prior to the Effective Time or attributable to the operation of the Seller prior to the Effective Time.

(vi) All liabilities of the Seller to indemnify, reimburse or advance amounts to any present or former officer, director, member, manager, employee or agent of the Seller (including with respect to any such Person’s breach of fiduciary obligations).

(vii) All liabilities, obligations and expenses with respect to the transactions contemplated hereby, including liabilities, obligations and expenses with respect to the Seller’s legal counsel, accountants, and any broker or finder.

(viii) All liabilities for Indebtedness of the Seller.

(ix) All liabilities and obligations of the Seller resulting from any recall, market withdrawal or safety alerts or similar liabilities or obligations with respect to any products manufactured, delivered or sold by the Seller at or prior to the Closing.

(x) All liabilities for any checks, drafts, wire transfers and debit transactions made, issued, written or drawn on any account of the Seller, including, without limitation, checks made or issued and not cleared prior to the Closing.

(xi) All liabilities and obligations of the Seller with respect to the Employment Agreement between Robert Pachla and Seller dated February 11, 2011.

(xii) All liabilities and obligations arising out of or related to the Excluded Assets.

ARTICLE 2

CONSIDERATION AND MANNER OF PAYMENT

2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets and the rights and benefits conferred hereunder, including the Seller’s covenants set forth in Section 7.4, shall be (i) Twenty-One Million Six Hundred Thousand Dollars ($21,600,000) (the “Base Closing Cash Payment”), as such amount may be adjusted pursuant to Section 2.2(a), plus (ii) the Assumed Liabilities, plus (iii) the Base Earn-out Payment, plus (iv) the Additional Earn-out Payment. The Purchase Price, as adjusted pursuant to Section 2.2(a) and subject to further adjustment pursuant to Section 9.7, shall be paid, delivered or otherwise satisfied at or after the Closing as follows:

(a) at the Closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account or accounts previously designated by the Seller in writing, an aggregate amount equal to the Base Closing Cash Payment, as such amount may be adjusted pursuant to Section 2.2(a), less the Indemnity Escrow Amount and less the Adjustment Escrow Amount;

(b) at the Closing, (i) the Indemnity Escrow Amount shall be deposited by wire transfer of immediately available funds into the Indemnity Escrow Account, and (ii) the Adjustment Escrow Amount shall be deposited by wire transfer of immediately available funds into the Adjustment Escrow Account, and, in each case, such funds shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (x) with respect to the Indemnity Escrow Amount (including any interest thereon), any and all claims made by the Buyer or any other Buyer Indemnified Party against the Selling Parties pursuant to Article 9, and (y) with respect to the Adjustment Escrow Amount (including any interest thereon), any adjustments to the Purchase Price in favor of the Buyer pursuant to Section 2.2;

(c) at the Closing, the Buyer shall assume the Assumed Liabilities by delivering to the Seller a Bill of Sale, Assignment and Assumption Agreement, in a form mutually agreed upon between the Buyer and the Seller (the “Bill of Sale”), duly executed by the Buyer; and

(d) the Base Earn-out Payment shall be delivered to the Seller, by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing, an aggregate amount equal to the Earn-out Payment, as determined in accordance with Section 7.11.

(e) the Additional Earn-out Payment shall be delivered to the Seller, in cash and/or, at the Parent’s election, in the form of Parent Common Stock, in the amounts, and otherwise in accordance with the procedures set forth in Exhibit A (the “Additional Earn-out Procedures”).

2.2 Purchase Price Adjustment.

(a) Estimated Working Capital. Not less than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement setting forth, in reasonable detail, the Seller’s good faith estimate of the Working Capital as of the Effective Time (the “Estimated Working Capital”). To the extent that the Estimated Working Capital is less than One Million Six Hundred Ninety Four Thousand Dollars ($1,694,000.00) (the “Target Working Capital”), the Base Closing Cash Payment will be decreased dollar-for-dollar by the amount of such shortfall. To the extent that the Estimated Working Capital is greater than the Target Working Capital, the Base Closing Cash Payment will be increased dollar-for-dollar by the amount of such excess. As used in this Agreement, “Working Capital” means, as of the Effective Time, the amount by which (a) the current assets included in the Purchased Assets, including without limitation, Accounts Receivable and Inventory, exceeds (b) the current liabilities included in the Assumed Liabilities, in each case determined in accordance with GAAP, subject to the methodologies, principles and adjustments set forth on Schedule 2.2, which shall be consistent with the methodologies, principles and adjustments utilized by the parties to calculate the Target Working Capital.1

(b) Actual Working Capital.

(i) Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a Schedule (the “Closing Working Capital Statement”) setting forth the Buyer’s calculation of Working Capital, which shall be calculated in accordance with GAAP, subject to the methodologies, principles and adjustments set forth on Schedule 2.2 (which shall be consistent with the methodologies, principles and adjustments utilized by the parties to calculate the Target Working Capital) as of the Effective Time (the “Actual Working Capital”), together with a statement setting forth the amount, if any, by which the Actual Working Capital is less than the Estimated Working Capital (such deficiency, the “Working Capital Deficit”) or the Actual Working Capital is greater than the Estimated Working Capital (such excess, the “Working Capital Surplus”).

[1]	NTD: The definition of Working Capital is subject to due diligence, including a review of any deferred revenue or similar liabilities.

(ii) Within thirty (30) days after the delivery of the Closing Working Capital Statement to the Seller, the Seller may deliver written notice (the “Protest Notice”) to the Buyer of any objections, which notice shall describe the nature of any such objection in reasonable detail, identify the specific items involved and the dollar amount of each such objection; provided that the only grounds on which the Seller may assert a disagreement shall be that the Actual Working Capital was not calculated in accordance with the principles set forth in Section 2.2(a) above or contained a manifest calculation error, and the Seller may not assert a disagreement as to the definition of Working Capital or the application thereof to the matters set forth in the Closing Working Capital Statement. The Seller shall provide reasonable supporting documentation for each such objection concurrently with the delivery of the Protest Notice. The failure of the Seller to deliver such Protest Notice within the prescribed time period will constitute the Seller’s acceptance of the Closing Working Capital Statement.

(iii) If the Seller timely delivers a Protest Notice to the Buyer, the parties shall negotiate in good faith in an attempt to agree upon the amount of the Actual Working Capital. If the Buyer and the Seller are unable to resolve all disagreements properly and timely identified by the Seller in the Protest Notice within thirty (30) days after delivery to the Buyer of the Protest Notice, then such disagreements shall be submitted for final and binding resolution to a nationally recognized accounting firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall be the accounting firm of McGladrey LLP, or, in the event that it is not available or willing to serve in such capacity, a nationally recognized accounting firm selected by mutual agreement of the Buyer and the Seller. Any initial fees required to be paid to the Accounting Arbitrator to engage the Accounting Arbitrator shall be paid one-half by the Buyer and one-half by the Seller, which amounts paid shall be subject to adjustment upon the final resolution of the disagreement in accordance with this Section 2.2(b)(iii). The Buyer and the Seller shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other Party) within twenty (20) days of the appointment of the Accounting Arbitrator. Within twenty (20) days of receipt of a supporting brief, each receiving Party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other Party). The Accounting Arbitrator shall only consider the briefs of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties. With respect to any item in dispute, the determination by the Accounting Arbitrator shall not be greater than the highest amount proposed by either Party or lower than the lowest amount proposed by either Party. The parties shall instruct the Accounting Arbitrator to make its determination within sixty (60) days of their submission of the items in dispute, and the parties shall comply with the procedures established by the Accounting Arbitrator and otherwise use reasonable efforts to cooperate as necessary for the Accounting Arbitrator to make its determination within such period. The determination of the Accounting Arbitrator shall be final and binding on the parties. The aggregate fees of the Accounting Arbitrator shall ultimately be borne by the Buyer, on the one hand, and the Seller, on the other hand, in such amount(s) as shall be determined by the Accounting Arbitrator based on the proportion that the aggregate amount of disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by the Buyer, on the one hand, or the Seller, on the other hand, as determined by the Accounting Arbitrator, bears to the total amount of such disputed items so referred to the Accounting Arbitrator for resolution.

(iv) If, after the final determination of the Actual Working Capital, there is a Working Capital Deficit, then the Purchase Price shall be reduced dollar-for-dollar by the entire amount of such Working Capital Deficit. The Buyer shall be entitled to the amount of such Working Capital Deficit, which amount shall be paid by the Escrow Agent to the Buyer within five (5) Business Days after the final determination of the Actual Working Capital by wire transfer of immediately available funds from the funds in the Adjustment Escrow Account; provided, that if such shortfall exceeds the funds available in the Adjustment Escrow Account, the Selling Parties shall promptly pay or cause to be paid, in cash, the amount by which such shortfall exceeds the funds available in the Adjustment Escrow Account. In the event any amount owed to the Buyer pursuant to the foregoing sentence is not paid in full within such five (5) Business Day period, such amount shall bear interest, from and including the date on which the Closing Working Capital Schedule was delivered to the Seller through and including the date of payment, at a rate per annum equal to twelve percent (12%).

(v) If, after the final determination of the Actual Working Capital, there is a Working Capital Surplus, then the Purchase Price shall be increased dollar-for-dollar by the entire amount of such Working Capital Surplus. The Seller shall be entitled to the amount of such Working Capital Surplus, which amount shall be paid by the Buyer to the Seller within five (5) Business Days after the final determination of the Actual Working Capital by wire transfer of immediately available funds. In the event any amount owed to the Seller pursuant to the foregoing sentence is not paid in full within such five (5) Business Day period, such amount shall bear interest, from and including the date on which the Closing Working Capital Schedule was delivered to the Seller through and including the date of payment, at a rate per annum equal to twelve percent (12%).

(vi) If Actual Working Capital, as finally determined, equals Estimated Working Capital, then no adjustment shall be made to the Purchase Price.

(vii) Within five (5) Business Days after the final determination of the Actual Working Capital, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to distribute to the Seller the portion of the Adjustment Escrow Amount, if any, remaining in the Adjustment Escrow Account following any disbursement to which the Buyer is entitled pursuant to Section 2.2(b)(iv).

2.3 Purchase Price Allocation. The Buyer and Seller will work together, in good faith, to jointly agree to an allocation of the Purchase Price (and all other items treated as consideration for federal income tax purposes, including any adjustments thereto) among the Purchased Assets (the “Allocation Statement”) no later than 30 days after the final determination of the Actual Working Capital. Such allocation shall be binding upon the Buyer and the Seller. The Seller shall timely deliver all such documents and other information as Buyer may reasonably request in order to prepare such Allocation Statement. The Buyer and the Seller (a) agree to be bound, and to cause their respective Affiliates to be bound, by such Allocation Statement, (b) shall act, and cause their respective Affiliates to act, in accordance with such Allocation Statement in the preparation, filing and audit of any Tax Return and for all other tax and accounting purposes, and (c) shall not take any position or action inconsistent with such Allocation Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Selling Parties, hereby represent and warrant to the Buyer, with respect to representations and warranties regarding the Seller, and severally but not jointly with respect to representations and warranties regarding the Principals, as follows:

3.1 Organization and Qualification of the Seller. The Seller is a limited liability company duly organized and validly existing under the laws of the State of Indiana. The Seller is duly qualified to do business and is in good standing as a foreign entity in the jurisdictions listed on Schedule 3.1, which jurisdictions constitute the only jurisdictions in which the property owned, leased or operated by the Seller, or the nature of the Business, makes such qualification necessary and where the absence of such qualification could have a Material Adverse Effect. The Seller has the power and authority to carry on the Business as presently conducted by the Seller and to own, operate and lease the Purchased Assets. Complete and correct copies of the Organizational Documents of the Seller have previously been delivered to the Buyer by the Seller. The Seller does not have, and has never had, any Subsidiaries.

3.2 Authorization. Each of the Selling Parties has the requisite power, authority and capacity to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party. The execution and delivery by the Seller of this Agreement and the Transaction Documents to which the Seller is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action in accordance with applicable law, and no other action on the part of the Seller is necessary. This Agreement and the Transaction Documents to which any of the Selling Parties is a party constitute the legal, valid and binding obligations of the Selling Parties signatory thereto and are enforceable against such Selling Parties signatory thereto in accordance with their respective terms, except as the enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights or general principles of equity.

3.3 No Conflict. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or any Transaction Document by the Seller nor the performance by the Seller of the transactions contemplated hereby or thereby will, directly or indirectly:

(a) contravene or conflict with, in any material respect, or result in (with or without notice or lapse of time) a material violation, setting aside or breach of any provision of, the Organizational Documents of the Seller or any Legal Requirement, Governmental Authorization, Contract or Order applicable to the Seller, the Purchased Assets or the Assumed Liabilities or otherwise related to the Business;

(b) except for Excluded Assets, require any consent, approval or notice under any Contract, Legal Requirement or Order to which the Seller is a party or to which the Seller, the Purchased Assets, the Assumed Liabilities or the Business, is bound or subject;

(c) except for the Excluded Assets, give any Governmental Body or any other Person the right (with or without notice, lapse of time, or both) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract assumed by the Buyer, Legal Requirement, Governmental Authorization or Order applicable to the Seller, the Purchased Assets or the Assumed Liabilities or otherwise related to the Business; or

(d) result in (with or without notice or lapse of time) the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.

3.4 Financial Statements.

(a) The Seller has delivered to the Buyer the following financial statements of the Seller (collectively, the “Seller Financial Statements”):

(i) reviewed balance sheet of the Seller as of December 31, 2012, December 31, 2013 and December 31, 2014, including the notes thereto, and the related statements of income and cash flows for the fiscal years then ended (collectively, the “Seller Year-End Financial Statements”);

(ii) the unaudited balance sheet of the Seller as of March 31, 2015 (such unaudited balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related statement of income and cash flows for the three-month period then ended (the “Seller Interim Financial Statements”);

(b) Each of the Seller Financial Statements: (i) was prepared in accordance with GAAP (subject, in the case of the Seller Interim Financial Statements, to normal recurring year-end adjustments, none of which would reasonably be expected to be material, and the absence of footnotes), (ii) has been prepared based on the books and records of the Seller, and (iii) presents fairly in all material respects the financial condition, assets and liabilities as of its respective date, and the results of operations and cash flows for the period related thereto, of the Seller.

(c) Seller maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) the Business is operated in accordance with management’s general or specific authorization; (ii) transactions of the Seller are recorded as necessary to permit preparation of the Seller Financial Statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets of the Business is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

3.5 Absence of Undisclosed Liabilities. The Seller does not have any liabilities or obligations, except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Latest Balance Sheet; (b) immaterial liabilities and obligations which have arisen in the ordinary course of the Business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law by the Seller and none of which is, individually or in the aggregate, material) after the Latest Balance Sheet Date; and (c) those liabilities specifically set forth on Schedule 3.5.

3.6 Personal Property.

(a) Title. The Seller has good and marketable title to, or a valid and enforceable leasehold interest in, all of the Purchased Assets, and the right to transfer and assign the Purchased Assets, free and clear of all Liens, to the Buyer, and by accepting such transfer and assignment, the Buyer shall have the right to exercise all of the rights held by the Seller, including any predecessor, in, to and under the Purchased Assets. All of the rights, properties and assets utilized in connection with owning and operating the Business (other than the Excluded Assets) are either owned by the Seller and included in the Purchased Assets or licensed or leased to the Seller under one of the Assigned Contracts. Except as set forth on Schedule 3.6(a) hereto, the Seller has not previously assigned or pledged or otherwise encumbered all or any portion of the Purchased Assets or any interest therein, and no Person currently possesses, or has ever been granted, a right of first refusal on or other interest in all or any portion of the Purchased Assets.

(b) Condition and Location. Other than as set forth in Schedule 3.6(b), all Tangible Assets are in working order and repair (subject to normal wear and tear). Other than as set forth on Schedule 3.6(b), each Tangible Asset is owned by the Seller free and clear of any Liens, except for: (i) any Liens for Taxes (and assessments) not delinquent or which are being contested in good faith; (ii) any mechanic, workmen, repairmen, warehousemen, carriers and other similar liens and encumbrances arising in the ordinary course of business that are not delinquent or which are being contested in good faith; (iii) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; and (iv) Liens to be released at or prior to Closing (“Permitted Liens”). No Tangible Asset has a material defect other than defects that can be remedied by repairs in the ordinary course of business consistent with past practice. No Tangible Asset is in need of material repair or maintenance other than repair or maintenance in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.6(b), no Person other than the Seller owns or has any right to use or possess any Tangible Asset. No Tangible Assets are located anywhere other than at the Leased Real Property or held in the name or of any other Person. To the Knowledge of the Seller, the Purchased Assets, taken as a whole, are sufficient for the continued operation by the Buyer of the Business after the Closing in substantially the same manner as the Seller currently conducts and operated the Business.

3.7 Compliance with Laws; Governmental Authorizations.

(a) Except as set forth on Schedule 3.7(a):

(i) the Seller is, and at all times since January 1, 2012 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to the Seller, the Purchased Assets, the Assumed Liabilities or the Business;

(ii) no event has occurred since January 1, 2012 or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation by the Seller of, or a failure on the part of the Seller to comply in any material respect with, any Legal Requirement applicable to the Seller, the Purchased Assets, the Assumed Liabilities or the Business; and

(iii) the Seller has not received any written notice or other written communication since January 1, 2012 from any Governmental Body or any other Person regarding, and there does not exist any material violation of, or material failure to comply with, any Legal Requirement applicable to the Seller, the Purchased Assets, the Assumed Liabilities or the Business.

(b) Schedule 3.7(b) contains a complete and accurate list of each Governmental Authorization that is necessary to permit the Seller to lawfully conduct and operate the Business in the manner in which the Seller currently conducts and operates the Business and to permit such Seller to own and use the Purchased Assets in the manner in which the Seller currently owns and uses the Purchased Assets (the “Seller Governmental Authorizations”). Each Seller Governmental Authorization is valid and in full force and effect. All applications required to have been filed for the renewal of the Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Seller Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) Schedule 3.7(c) sets forth all filings, notices, approvals, waivers, consents and approvals (the “Required Governmental Consents”) necessary to validly assign and transfer all of the Seller Governmental Authorizations to the Buyer and no Seller Governmental Authorization is subject to termination or modification as a result of the transactions contemplated hereby.

3.8 Real Property.

(a) The Seller does not own any real property.

(b) Schedule 3.8(b) discloses a complete list and a brief description of all of the Leased Real Property, including the street address(es) for the Leased Real Property. The Seller has a valid and enforceable leasehold interest in the Leased Real Property free and clear of any Liens, other than Permitted Liens. There are no Contracts granting any Person the right to use or occupy any portion of the Leased Real Property other than the Seller.

(c) Except as set forth on Schedule 3.8(c), the Leased Real Property constitutes the only real property used, occupied or held for use by the Seller or which is necessary for the continued operation of the Business as currently conducted.

(d) The Seller presently enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for the continued conduct of the Business as currently conducted. There are no matters affecting any Leased Real Property which could reasonably be expected to curtail or interfere with the use of any Leased Real Property for the purpose of operating the Business in its current manner.

(e) There are no pending or, to the Seller’s Knowledge, threatened eminent domain, condemnation or other similar actions or other Proceedings against the Seller or with respect to any Leased Real Property. The Seller is not, and since January 1, 2012, has not been, in violation of any covenant, condition, restriction, easement or Order to which any Leased Real Property is bound or subject and there are no pending or, to the Knowledge of the Seller, threatened Proceedings with respect thereto.

(f) To the Knowledge of the Seller, there are no pending or threatened requests, applications, claims, actions, suits, Proceedings or investigation to alter or restrict the zoning or other use restrictions applicable to any Leased Real Property. Seller has not received any notice from any Governmental Body regarding zoning, building, fire, water, use, ordinance, code or regulatory violations issued with respect to any Leased Real Property, and no such violations exist. Except as set forth on Schedule 3.8(f), the buildings, improvements and fixtures upon the Leased Real Property are permitted, conforming structures under applicable zoning, subdivision and building Legal Requirements, and the present uses of such buildings, improvements and fixtures by the Seller are permitted, conforming uses under such zoning, subdivision and building laws and ordinances. The Leased Real Property includes all rights to facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar Legal Requirements. No charges or violations have been filed, served, made upon or against the Seller or, to the Knowledge of the Seller, threatened against or relating to the Leased Real Property or the Business as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building Legal Requirements or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection).

(g) The Leased Real Property is adequately served by utilities, parking and other building services necessary for the continued conduct of the Business as currently conducted. No fact or condition exists which would result in the termination or impairment of access to the Leased Real Property from adjoining public or private streets or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services. The buildings, plants, structures, facilities, equipment and improvements at the Leased Real Property are structurally sound and the systems located therein are in good working order and condition.

(h) Except as set forth on Schedule 3.8(h), no business is operated at the Leased Real Property other than the Business.

3.9 Contracts.

(a) Schedule 3.9(a) contains a complete and accurate list (by reference to the applicable subsection hereof) of the following Contracts to which the Seller is a party or to which any Purchased Asset or the Business is subject (collectively, the “Specified Contracts”):

(i) all Contracts that entitle, or could reasonably be expected to entitle, the Seller to receive payments of $100,000 or greater during any 12-month period and/or that involve or relate to any materials, supplies, goods, services or equipment to be sold, delivered provided after the Closing Date by the Seller;

(ii) all Contracts that provide for the payment by the Seller or could result in obligations of the Seller in the amount, in the aggregate, of $100,000 or greater during any 12-month period;

(iii) all Contracts that contain any fixed or indexed pricing, “most favored nation” pricing or similar pricing terms;

(iv) all Contracts that contain any provisions regarding minimum volumes, volume discounts or rebates or that otherwise require the Seller to purchase, or pursuant to which the Seller purchases, its total requirements of any material, supply, good, product or service from a third party, or that contains “take or pay” provisions, and all contracts that require any Person to purchase its requirements of any material, supply, good, product or service from the Seller or that contains “take or pay” provisions;

(v) all Contracts that restrict the Seller from (A) engaging in any business activity anywhere in the world, (B) acquiring any property, developing or distributing any product or providing any service, (C) competing with any Person, (D) soliciting for employment, hiring or employing any Person, or (E) doing business with any specified Person or any Person in a particular business or industry;

(vi) all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets, membership interests or equity or otherwise) of assets (including the Purchased Assets);

(vii) all Contracts concerning joint venture or partnership agreements, or the sharing of profits;

(viii) all Real Property Leases and leases of material personal property;

(ix) all Contracts pursuant to which the Seller leases, is licensed or is otherwise authorized to Use any Proprietary Rights for or of any other Person (“Third Party Proprietary Rights Licenses”), other than licenses for Commercial Software;

(x) all Contracts pursuant to which the Seller leases, licenses or otherwise authorizes another Person to Use any Proprietary Rights (“Seller Proprietary Rights Licenses”);

(xi) all notes, debentures, bonds, equipment trusts, letters of credit, loans and all other Contracts which relate to Indebtedness or the lending of money by the Seller or the guarantee or undertaking of the Indebtedness of any other Person;

(xii) all Contracts with any Governmental Body;

(xiii) all Contracts that, together with any related Contracts, provide for capital expenditures in excess of $50,000 for any single project or related series of projects;

(xiv) all distribution, dealer, representative or sales agency Contracts;

(xv) all Contracts with any consultant or independent contractor of the Seller;

(xvi) all offer letters and Contracts (A) that provide for the employment or retention of any current employee, director, officer or independent contractor of the Seller or the provision of compensation or benefits thereto, (B) that provide future or ongoing separation or severance pay or other benefit obligations to any current or former employee, director, officer or independent contractor of the Seller, and/or (C) that contain any change of control or similar provisions (including provisions relating to the sale of substantially all of the assets of the Seller) in respect of any employee, director, officer or independent contractor of the Seller;

(xvii) all Contracts relating to the Seller that provide for the indemnification by the Seller of any Person or the assumption by the Seller of any Tax, environmental or other liability;

(xviii) all Contracts not made in the ordinary course of business consistent with the Seller’s past practice; and

(xix) all other material Contracts defined as having an aggregate value in excess of $100,000 relating to the Seller, the Business, the Assumed Liabilities or the Purchased Assets not otherwise required to be scheduled pursuant to Sections 3.9(a)(i) through (xviii) above.

(b) Correct and complete copies of the Specified Contracts listed on Schedule 3.9(a) (including all modifications and amendments thereto) have previously been delivered to the Buyer by the Seller. Except as set forth on Schedule 3.9(b), the Seller is not in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by the Seller or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Specified Contract and, to the Knowledge of the Seller, no other party to any Specified Contract is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Seller under, or in any manner release any party thereto from any obligation under, any such Specified Contract. Each of the Specified Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses, except as the enforcement may be limited by applicable bankruptcy, insolvency or reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights or general principles of equity. None of the Specified Contracts were awarded to the Seller in connection with, or as a result of, the Seller being deemed a “minority business enterprise” or “minority-owned business concern” as defined in 48 C.F.R. § 52.219- 8 or any other similar law or standard.

(c) All conditions in each Specified Contract which are required to be (or which by their nature can be) satisfied in all material respects by the Seller prior to the date hereof have been satisfied, and all such conditions required to be (or which by their nature can be) satisfied by any other party thereto, to date, have been satisfied in all material respects.

(d) The Assigned Contracts constitute all of the Contracts necessary for the operation of the Business. The Seller has not modified, supplemented or amended any Assigned Contract except as set forth on Schedule 3.9(a) or waived performance by any other party thereto of any covenant thereunder. There are no pending renegotiations of any of the Assigned Contracts and the Seller has not received written notice from, and the Seller has no knowledge that a party to any Assigned Contract intends to, terminate, cancel or change the terms of, any such Assigned Contract.

3.10 Proprietary Rights.

(a) The Seller owns all rights, title and interest in and to (free and clear of any Liens or obligations to pay any compensation to any third party in respect thereof or in connection with the use thereof), or has a valid and legally enforceable right to develop, distribute, sell, resell, incorporate into other materials and/or otherwise use (collectively, “Use”) in the manner Used by the Seller, all Proprietary Rights and IT Systems Used in the conduct of the Business as currently conducted and as conducted during the past six (6) months (the “Seller Proprietary Rights”). Each item of Seller Proprietary Rights will, upon the Closing, be owned or otherwise available for Use by the Buyer on such terms and in such a manner as are identical in all material respects to those pursuant to which the Seller, immediately prior to the Closing, owns or has the right to use such item. No loss or expiration of any of the Seller Proprietary Rights is pending, or, to the Knowledge of the Seller, threatened.

(b) Schedule 3.10(b) sets forth a true and correct list of each of the following types of Proprietary Rights owned and/or filed by the Seller, in each instance setting forth the applicable jurisdiction and the patent, registration or application number and issuance, registration or filing date, if applicable (collectively, “Registered Proprietary Rights”): (i) trademark and service mark registrations and pending applications for registration thereof; (ii) material unregistered trademarks and service marks; (iii) trade names; (iv) Internet domain name registrations; (v) patents and pending applications for patents; (vi) copyright registrations and pending applications for registration of copyrights; (vii) material databases; and (viii) IT Systems. No Registered Proprietary Right that is or has been the subject of an application or registration has been canceled, abandoned, adjudicated invalid, or otherwise terminated, and all renewal and maintenance fees in respect of the Registered Proprietary Rights have, as applicable, been duly paid.

(c) The Seller has taken all reasonable measures, as appropriate, to maintain and protect the confidential and proprietary nature and value of all trade secrets and confidential processes, procedures, source code, strategies, models, modules, business methods, know-how, data and other confidential information, data and materials owned by or licensed to the Seller or otherwise used in the operation of the Business. Except as set forth on Schedule 3.10(c), no source code for any Software owned by the Seller has been delivered, licensed or made available to any Person other than a current employee of the Seller.

(d) All Proprietary Rights purportedly owned by the Seller have been developed or created by (i) employees of the Seller who developed or created such Proprietary Rights acting within the scope of their employment, and who have, to the extent necessary, assigned all of their rights thereto to the Seller or (ii) independent contractors who have irrevocably assigned all of their rights thereto to the Seller. No government funding or other resources, or university or college facilities or other resources, were used in the development of any such Proprietary Rights. No Assumed Proprietary Rights are subject to any outstanding decree, Order, injunction, judgment or ruling restricting the use thereof or that would impair the validity or enforceability thereof.

(e) The Seller does not Use any Proprietary Rights not owned by the Seller, except pursuant to the Contracts listed under Schedule 1.1(a)(ii) or licenses for Commercial Software. The Seller has licenses for all Commercial Software used in the Business, and all Use of such Commercial Software by or on behalf of the Seller is in accordance with such licenses.

(f) The conduct of the Business does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Proprietary Rights of any Person, and there are no claims or Proceedings (i) alleging any such infringement, misappropriation or other violation, (ii) challenging the Use by the Seller or any third party of any Seller Proprietary Rights or (iii) challenging the ownership by the Seller of any Seller Proprietary Rights owned by the Seller, or the validity, enforceability or effectiveness of any Seller Proprietary Rights; and, to the Knowledge of the Seller, no such claims or Proceedings have been threatened against the Seller (including any cease-and-desist letters or demands or offers to license any Proprietary Rights from any other Person) and no valid grounds for the same exist. Except as set forth in Schedule 3.10(f), the Seller has not undertaken or authorized legal counsel to undertake any investigation as to whether any Seller Proprietary Rights infringes, misappropriates or otherwise violates any third party Proprietary Rights and, without limiting the generality of the foregoing, the Seller has not received a non-infringement legal opinion with respect to any Seller Proprietary Rights. To the Seller’s Knowledge, no Person (including any employee or former employee of the Seller) is infringing, misappropriating or otherwise violating, or using without authorization, any of the Seller Proprietary Rights.

(g) All IT Systems used by or on behalf of the Seller are reasonably sufficient for the operation of the Business as currently conducted and for the reasonably anticipated needs of the Business. The Seller has arranged for disaster recovery and back-up services adequate to meet its needs in the event the performance of any of the IT Systems or any material component thereof is temporarily or permanently impeded or degraded due to any natural disaster or other event outside the reasonable control of the Seller. To the Seller’s Knowledge, none of the IT Systems contains any computer virus, Trojan horse, worm, time bomb, or similar code designed to disable, damage, degrade or disrupt the operation of, permit unauthorized access to, erase, destroy or modify any Software, hardware, network or other technology (“Malicious Code”), and the Seller has established and maintains commercially reasonable measures, in accordance with industry standards, to ensure that the Systems, and all Software, information and data residing on its Systems or otherwise licensed or distributed by the Seller, are free of Malicious Code and to otherwise secure the IT Systems from unauthorized access or use by any Person and to enable the continued and uninterrupted operation of the IT Systems. During the four (4) years prior to the Closing, no Malicious Code, error, defect or other circumstance has caused a material disruption, degradation or failure of any of the Systems or of the conduct of the Business, and there has been no unauthorized intrusion or breach of the security of any of the IT Systems.

(h) Except as set forth on Schedule 3.10(h), (i) the Seller has been and currently is in material compliance with all Legal Requirements relating to privacy, security and security breach notification requirements applicable to the operation of the Business; (ii) to the Seller’s Knowledge, it has not experienced any breach of security of confidential information (whether the Seller’s or a customer’s) or personally identifiable information maintained, processed or transmitted by the Seller, whether or not such security breach required notice thereof to any Person under any applicable Legal Requirements; (iii) the Seller has adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security and integrity of all confidential information (whether the Seller’s or a customer’s) or personally identifiable information maintained, processed or transmitted by or through the Seller’s website or IT Systems and (iv) the execution, delivery and performance of this Agreement can be effectuated in accordance with all Legal Requirements relating to privacy and/or security.

3.11 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.11(a), the Seller has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to or otherwise had or has any liability in respect of (whether written, unwritten or terminated), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or other plan or trust providing for or funding the welfare of any of employee or former employee or beneficiary thereof of the Seller, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), severance, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Seller having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due (collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b) The Seller has delivered complete copies to Buyer of (i) each written Employee Benefit Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle and service provider contract with respect to each Employee Benefit Plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Body with respect to each Employee Benefit Plan; (iv) the Internal Revenue Service Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Employee Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Employee Benefit Plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any Employee Benefit Plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plan, including a description of any material terms thereof, is set forth on Schedule 3.11(b).

(c) Neither seller nor any ERISA Affiliate thereof has any liability (contigent or otherwise) or obligation in respect of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is (i) a “multi-employer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(e) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms, the terms of any applicable collective bargaining agreement and the applicable provisions of ERISA, the Code, and any other applicable Legal Requirement. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued in the ordinary course of business consistent with past practice.

(f) Each Employee Benefit Plan that is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (collectively, “COBRA”) has been administered in compliance with such requirements. No Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Seller other than as required pursuant to COBRA or applicable state law.

(g) None of Seller or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plans, Seller or any officer, director or employee of Seller to any material liability or any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (A) entitle any employee, director, officer, member or independent contractor of the Seller to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Seller to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan, (D) otherwise give rise to any material liability under any Employee Benefit Plan, or (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date. No Employee Benefit Plan or any other agreement, program, policy or other arrangement by or to which either the Seller or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) The transactions contemplated by this Agreement are not transactions to evade or avoid liability (as described in Section 4069(a) or 4212(c) of ERISA).

(j) All reports with respect to each Employee Benefit Plan have been timely and accurately filed with each applicable Governmental Body and as applicable, provided to the participants of each such Employee Benefit Plan.

3.12 Labor and Employment Matters.

(a) Schedule 3.12(a) hereto is a list as of April 30, 2015 of each of the Seller’s employees (whether regular or leased), directors, officers and independent contractors (“Personnel”) since January 1, 2015 by: name; title; whether currently employed or engaged; if applicable, date of termination of employment or engagement and whether said termination was voluntary or involuntary; employment status (e.g., regular or leased employee or independent contractor, as the case may be); if employee, whether exempt or non-exempt and average hours per week; commencement date; current or final annual or hourly rate of compensation and total compensation (including bonuses); bank of accrued vacation or other paid time off; whether the employment is terminable at will without notice or cause; and any severance pay or other benefit or right upon termination of employment. Except as set forth on Schedule 3.12(a), since January 1, 2015, (i) no current Personnel has given notice of his or her intent to terminate such Personnel; (ii) no notice of termination has been given by the Seller to any such Personnel; (iii) no such Personnel has received any increase in compensation, nor has there been any “general increase” in the compensation, bonus or rate of compensation payable to any such employee, director, officer, member or independent contractor; and (iv) there has been no agreement or promise to any such Personnel orally or in writing, of any bonus or increased compensation. No Personnel has, in connection with his or her performance of services on behalf of the Seller, breached any restrictive covenant or any other obligation that he or she owes to the Seller or any third party. Except as set forth on Schedule 3.12(a), no Personnel is on short-term or long-term disability, military, medical or other leave.

(b) (i) No Personnel is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any Personnel, and the Seller is not a party to, nor has any obligation under, any collective bargaining agreement or other labor union contract, side agreement, memoranda of understanding or intent, or similar contract with any labor union or organization with respect to the Personnel; (ii) no labor union or organization or group of any Personnel has filed any representation petition or made any written demand for recognition; (iii) no organizing or decertification efforts, representation campaigns, elections or Proceedings or questions concerning union representation involving any Personnel are underway or threatened; and (iv) no labor strike, work stoppage, boycotts, picketing, slowdown, lock-outs, job actions, material grievances, unfair labor practice charges, or other material labor dispute at the Business has occurred or, to the Knowledge of the Seller, has been threatened.

(c) (i) The Seller has at all times complied in all material respects and is in material compliance with all Legal Requirements and Contracts relating to employment practices and any term or condition of employment, including, without limitation, hiring and retention, classification, immigration, discrimination, harassment, retaliation, wages, overtime pay, hours, benefits, workplace health and safety, payment and withholding of Taxes, privacy, termination, or other employment-related issue involving Personnel; (ii) there is no pending or, to the Knowledge of the Seller, threatened charge, complaint, grievance, claim, action, appeal, Proceeding, audit, investigation, inquiry or obligation in any forum relating to an alleged violation or breach of any Legal Requirement or Contract by the Seller or involving or affecting Personnel; and (iii) in the last twelve (12) months, no Personnel has reported or filed a charge or a complaint, whether internally with the Seller’s management or human resources personnel or externally with an administrative agency or in court in any jurisdiction, alleging harassment, discrimination, retaliation, wage and hour violations, misclassification, eligibility for or entitlement to unemployment insurance benefits, or breach of any Legal Requirement or Contract.

(d) Except as set forth on Schedule 3.12(d), there is no Contract, practice, procedure, promise, plan or policy of the Seller providing or relating to (i) a term of employment or engagement with any Personnel; (ii) the termination of employment or engagement (whether voluntary or involuntary) of any Personnel; (iii) severance or separation payment upon termination of any Personnel; or (iv) pay, benefits, or other rights or entitlements to any Personnel upon a change in control, including without limitation the transaction contemplated herein.

(e) With respect to all Transferred Employees, all amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits as of the Latest Balance Sheet Date are reflected in the Latest Balance Sheet, and no Transferred Employee or independent contractor of the Seller has any agreement as to length of notice or severance payment required to terminate his or her employment or engagement.

(f) The Seller is in material compliance with and has not effectuated a “mass layoff,” “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), nor incurred any liability or obligation under the WARN Act or any other applicable similar U.S. state or local law, or applicable foreign country law, that remains unsatisfied.

3.13 Workers Compensation. No claim is pending or, to the Knowledge of the Seller, threatened, and no injury, fact, event or condition exists that would give rise to a material claim (individually or in the aggregate) by any Personnel or former Personnel of the Seller (including dependents and spouses) under any United States workers’ compensation laws, regulations, requirements or programs or for any other medical costs and expenses. Schedule 3.13 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Seller made during the past five (5) years, and the extent of any specific accrual on or reserve thereof for costs, expenses and other liabilities under any workers’ compensation laws, regulations, requirements or programs.

3.14 Affiliate Transactions. Except as set forth on Schedule 3.14, no Principal, and no present or former manager, member, equityholder (direct or indirect), officer, director or employee of the Seller or family member of any such Person, trust for the benefit of any such Person or family member thereof, or entity in which any such Person or family member thereof is an owner (other than a publicly traded company) (each, a “Related Person”) has or has had, either directly or indirectly, a material interest in: (a) any Person which purchases from, or sells, licenses or furnishes to, the Seller any materials, supplies, goods, property, technology, rights or services; (b) any Person which competes with the Seller, except as a result of passive ownership in publicly traded companies; or (c) any Contract to which the Seller is a party or relating to the Business or by which the Seller or the Purchased Assets may be bound or affected. Except as set forth in Schedule 3.14, there are no obligations of the Seller to any Related Person, other than for payment of salary for services rendered to the Seller in the ordinary course in accordance with written employment policies or agreements and for other standard employee benefits made generally available to all employees of the Seller.

3.15 Insurance Policies. Schedule 3.15 contains a complete and accurate list of all insurance policies (including “self-insurance” programs) now maintained by the Seller (the “Insurance Policies”) and all general liability policies maintained by the Seller during the past three (3) years and all material claims (other than claims made under group medical plans) now pending or made under any current or prior insurance policies during such three (3)-year period. The Insurance Policies are in full force and effect and such policies provide insurance coverage adequate to comply with all laws and Contracts to which the Seller is bound or the Business or any of the Purchased Assets are subject. The Seller is not in default under any Insurance Policy and (a) the Seller has not been refused any insurance, (ii) the Seller’s coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried any such insurance, (iii) no claim for coverage under any Insurance Policy has been denied, and (iv) the Seller has not received any notice of cancellation or intent to cancel, or intent to increase premiums, with respect to any Insurance Policy.

3.16 Taxes.

(a) The Seller has timely filed all Tax Returns required to be filed with respect to the Seller, the Business and the Purchased Assets. All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by the Seller (whether or not shown as due on any Tax Returns) have been timely paid.

(b) The Seller has timely withheld and, if due, has timely remitted to the appropriate Governmental Body all Taxes required to have been withheld by it in connection with any amounts paid or owning to any employee, creditor, independent contractor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The Seller does not have any Tax deficiency outstanding, proposed, assessed, or threatened by any Tax authority against the Seller. The Seller has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax or is the beneficiary of, any extension of time within which to file any Tax Returns. The Seller has not been notified by any Taxing authority that any issues have been raised with respect to any Tax Return that have not been resolved. There has not been, within the past five (5) years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Seller by any Taxing authority.

(d) No audit or other examination of any Tax Return of the Seller is presently in progress or pending, nor has the Seller been notified in writing of any request for such an audit or other examination.

(e) No claim has ever been made by a Governmental Body in respect of Taxes in a jurisdiction where the Seller does not file Tax Returns that the Seller, the Business or the Purchased Assets is or may be subject to Tax by that jurisdiction.

(f) There are no Liens for Taxes on the Purchased Assets.

(g) The Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.

(h) The Seller does not have liability for Taxes of any other Person as a transferee or successor by contract or otherwise that relates to or affects any of the Assumed Liabilities or the Purchased Assets. The Purchased Assets do not include any interest in any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

(i) Each person whom the Seller has retained as an independent contractor qualifies or qualified as an independent contractor, and not as an employee, of the Seller under the Code. The Seller has obtained and maintains all necessary resale, sales tax exemption or similar certificates and all such certificates have been properly completed and signed by the customer or other person required to sign such certificate.

(j) The Seller has never participated in a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or section 1.6011-4 of the U.S. Treasury Regulations (or any comparable provision of any state, local, or foreign Tax law).

(k) From the date of its formation through the date hereof, the Seller has been and, from the date hereof through and including the Closing Date, the Seller will be a partnership for U.S., state and local income tax purposes.

3.17 Litigation. Except as set forth on Schedule 3.17, there are no pending or, to the Knowledge of the Seller, threatened Proceedings relating to or involving the Seller or all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, or to the Knowledge of the Seller, any of the current or former officers, members, managers or employees of the Seller relating to their service as officers, members, managers or employees of the Seller. Schedule 3.17 sets forth a complete and correct list and description of all Proceedings relating to or involving all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, or to the Knowledge of the Seller, any of the current or former officers, members, managers or employees of the Seller relating to their service as officers, members, managers or employees of the Seller, that have been resolved in the past five (5) years. The Seller is not a party or subject to, and the Business, the Purchased Assets and the Assumed Liabilities are not subject to, the provisions of any Order.

3.18 Environmental and Safety Requirements. Except as set forth on Schedule 3.18:

(a) The Seller and the operation of the Business (i) are and have been for the past five (5) years in compliance with all applicable Environmental and Safety Requirements in all material respects; (ii) possess all required permits, licenses, certifications and approvals relating to each of the properties at which the Seller currently conducts the Business, and (iii) possessed all required permits, licenses, certifications and approvals relating to each of the properties at which either of them has in the past conducted business during the time period that they conducted business at such properties, including, but not limited to, properties formerly owned, operated or leased by the Seller or the Business (“Business Property”) and (iv) have maintained continued compliance with all requirements or conditions imposed under their permits, licenses, certifications and approvals, in all material respects and have filed all related notices or applications. For purposes of this Section 3.18, “Seller” shall mean the Seller and any corporate predecessors of the Seller and any businesses, operations, facilities and properties acquired or operated by the Seller in the course of operating, or pertaining to the operation of, the Business.

(b) (i) No Hazardous Materials that may result in liability to the Seller or the Business are present on, in or under any Seller Property; (ii) no Hazardous Materials are or have been generated, transported, treated, stored, disposed of or otherwise handled by the Seller, the Business or third parties arranged by any of them, in connection with the operations of the Seller or the Business, at any Seller Property, or any other site, location or facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above ground storage tanks (“ASTs”) or underground storage tanks (“USTs”), landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Seller Property or such adjoining property, or incorporated into any structure therein or thereon in a manner that may result in environmental liability to the Seller or the Business; (iii) all USTs and ASTs that are, or to the Knowledge of the Seller, have been, located at the Seller Property, are identified on Schedule 3.18(b), and are and have been maintained, monitored and upgraded in material compliance with all applicable Environmental and Safety Requirements; and (iv) no release, spill or discharge of any Hazardous Material which may result in liability to the Seller or the Business has occurred on, in or under any Seller Property.

(c) Neither the Seller, nor any other Person for whose conduct the Seller is or may be held to be responsible has, to the Knowledge of the Seller, been subject to or involved in any claim or Proceeding, or received any notice or claim of any actual or potential violation or failure to comply with any Environmental and Safety Requirement pertaining to the Seller or the Business, or of any actual or, to the Knowledge of the Seller, threatened obligation to undertake or bear the cost of any Environmental and Safety Requirement with respect to any of Seller Property, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Seller, the Business, or any other Person for whose conduct the Seller or the Business is or may be held responsible, or from which Hazardous Materials pertaining to the Seller or the Business have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) No facts, events or conditions with respect to the past or present operations or facilities of the Seller or the Purchased Assets exist which could interfere with or prevent continued compliance with, or would give rise to any common law or statutory liability, or otherwise form the basis of any Proceeding against or involving the Purchased Assets or the Seller under any Environmental and Safety Requirement based on any such fact, event or circumstance, including liability for cleanup costs, personal injury or property damage with respect to the Leased Real Property.

(e) Schedule 3.18(e) sets forth the name and principal place of business of every offsite waste disposal, treatment, storage, disposal, recycling or reconditioning enterprise, and each of the haulers, transporters or cartage enterprises engaged now or in the preceding ten (10) years by the Seller to dispose or otherwise handle Hazardous Materials at any offsite waste disposal location on behalf of the Seller or the Business, and (ii) the address of any property that has, at any time in the past, been owned, operated or leased by the Seller or the Business.

(f) The Seller has provided the Buyer with access to true and complete copies and results of any reports, studies, analyses, tests, Baseline Environmental Assessments, correspondence with any Governmental Body, or monitoring possessed or initiated by the Seller or the Business, or within the possession or control of any of them pertaining to Environmental and Safety Requirements or Hazardous Materials in, on, or under the Seller Property, or concerning compliance by the Seller or any other Person for whose conduct the Seller is responsible, with Environmental and Safety Requirements pertaining to the Seller, the Seller Properties or the Business.

3.19 Conduct of the Business. Except as set forth on Schedule 3.19, since January 1, 2015, the Seller has conducted the Business only in the ordinary course of business consistent with past practice, and there has been no event, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Seller, the Business or the Purchased Assets. Without limiting the generality of the foregoing, except as set forth on Schedule 3.19 (by reference to the applicable subsection hereof), the Seller has not since January 1, 2015:

(a) accelerated or delayed the production or delivery of any Inventory or the provision of any services in a manner inconsistent with the Seller’s past custom and practice;

(b) increased or decreased in any material respect the volume of raw materials or supplies purchased by the Seller in the ordinary course of business consistent with past practice;

(c) collected notes or accounts receivable in advance of, or later than, the dates when the same would have been collected by the Seller in the ordinary course of business consistent with past practice;

(d) paid any account payable or other liability of the Seller in advance of, or later than, the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(e) made any material change to the Seller’s cash management customs and practices;

(f) sold, assigned, transferred, disposed of or abandoned any material asset, property or right (other than Inventory in the ordinary course of business) of the Seller, or mortgaged, pledged or subjected such asset, property or right to any Lien, except for Liens for current property taxes not yet due and payable;

(g) sold, assigned, transferred, abandoned or permitted to lapse any Governmental Authorization that is required for the operation of the Business, or related to any of the Assumed Proprietary Rights or other intangible assets, or disclosed any material proprietary or confidential information to any Person, or granted any license or sublicense of any rights under or with respect to any Assumed Proprietary Rights or other intangible assets;

(h) hired or otherwise retained the services of any employee or independent contractor other than to replace a terminated employee;

(i) made or granted any increase in, or amended (except as may be required by law) or terminated, any existing plan, program, policy or arrangement for the benefit of any of the Transferred Employees or for which any Transferred Employee is eligible, including, but not limited to, any Employee Benefit Plan or adopted any new Employee Benefit Plan;

(j) made any loan or advance to, or guarantee for the benefit of, or entered into any transaction with any Related Person other than regular salary and expense reimbursement payments;

(k) suffered any extraordinary loss, damage, destruction or casualty loss affecting the Seller, the Business or the Purchased Assets in excess of $100,000 or canceled, compromised, released or waived any right or claim of the Seller of any material value, in each case whether or not covered by insurance and whether or not in the ordinary course of business consistent with past practice;

(l) forgiven or cancelled any indebtedness or other amounts owed to, waived or released any other claim or right of any material value held by, the Seller, or settled any claim, action or Proceeding, in each case, other than in the ordinary course of business consistent with the Seller’s past practice;

(m) wrote off as uncollectible any notes or accounts receivable or other cash obligations owed to the Seller;

(n) amended, cancelled, terminated or entered into any Contract that would be required to be listed on Schedule 3.9(a) but for such amendment, cancellation or termination;

(o) acquired any assets (other than supplies and raw materials in the ordinary course of business) or business of any other Person;

(p) made any material change to the Business;

(q) made any Tax election, amended any Tax Return, or settled any dispute relating to Taxes involving, relating to or affecting the Seller, the Business or any of the Purchased Assets;

(r) entered into any other material transaction, other than in the ordinary course of business consistent with the Seller’s past practice; or

(s) committed to any of the foregoing.

3.20 Inventory. Each item of Inventory is valued at cost determined in accordance with GAAP, applied consistently with the practices used in the preparation of the Seller Financial Statements. All Inventory is owned by the Seller free and clear of all Liens (other than Permitted Liens). All Inventory reflected on the Latest Balance Sheet or acquired since the date thereof (a) was acquired and has been maintained in the ordinary course of business and includes only items sold by the Seller in the ordinary course of business (including, but not limited to, with respect to the quality and quantities thereof), (b) subject to any reserve for obsolete inventory recorded by the Seller in accordance with GAAP, consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business, and (c) is not held on assignment or consignment basis. No items of Inventory are located anywhere other than at the Leased Real Property. All Inventory disposed of since the date of the Latest Balance Sheet has been disposed of only by the Seller in the ordinary course of business consistent with past practice. None of the Seller’s products manufactured, sold, leased, and delivered by the Seller has experienced or been the subject of any recall, market withdrawal, or safety alerts or similar liabilities applicable to a group of products during the past five (5) years. For the avoidance of doubt, the Parties acknowledge that the representation contained in the immediately preceding sentence is not intended to apply to warranty claims asserted by customers of the Seller with respect to a specific product sold to such customer.

3.21 Accounts Receivable and Accounts Payable. Except as disclosed in Schedule 3.21, all of the Accounts Receivable of the Seller reflected on the Latest Balance Sheet and all Accounts Receivable arising subsequent to the date thereof (a) are properly reflected on the Seller’s books and records in accordance with GAAP, (b) are bona fide receivables of the Seller incurred in the ordinary course of business, (c) will be collected in the ordinary course of business consistent with past practice, and (d) are not subject to counterclaims, deductions, free services or goods, discounts, credits, offsets or other deferred price or quantity adjustment, except as reserved against such Accounts Receivable for returns, allowances and bad debts, which such reserves have been determined in accordance with GAAP. Except as disclosed in Schedule 3.21, no Person has, and as of the Closing Date, no Person will have, any Lien on any Accounts Receivable of the Seller or any part thereof. Except as disclosed in Schedule 3.21, the accounts payable of the Seller reflected on the Latest Balance Sheet and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of the Seller’s business consistent with past practice, and are properly reflected on the Seller’s books and records in accordance with GAAP. The accrued liabilities of the Seller have been incurred in the ordinary course of business consistent with past practice. The Seller has not failed to pay in the ordinary course of business or in a manner consistent with the Seller’s past practice any accounts payable or accrued liabilities.

3.22 Product Warranty and Liability. Each product or service sold, delivered or performed by the Seller is and has been sold, delivered or performed in substantial conformity with all applicable commitments and all express and implied warranties. There are no, and during the past four (4) years there have been no, claims pending or, to the Knowledge of the Seller, threatened against the Seller or the Business with respect to any product warranty or guarantee that covers products manufactured by the Seller, and the Seller has no material liability for replacement or repair of any products manufactured by the Seller or other damages in connection therewith.

3.23 Customers and Suppliers.

(a) Schedule 3.23(a) sets forth a list of the ten (10) largest customers of the Seller as measured by aggregate revenue by the Seller during fiscal year ended December 31, 2014 and the three (3) month period ended March 31, 2015. Except as set forth on Schedule 3.23(a), no such customer has (i) terminated or adversely modified its relationship with the Seller in the past twelve (12) months, (ii) notified (written or oral) the Seller that it shall deliver a request for proposal (“RFP”), or (iii) delivered an RFP to the Seller. To the Seller’s Knowledge, no such customer intends to terminate or adversely modify its relationship with the Seller or to Seller’s knowledge is threatened with bankruptcy or insolvency and (ii) no set of facts or circumstances exists which make it reasonably likely that any such customer will terminate or materially alter its relationship with the Seller.

(b) Schedule 3.23(b) sets forth a list of the ten (10) largest providers and suppliers of the Seller as measured by aggregate expenditures by the Seller during fiscal year ended December 31, 2014 and the three (3) month period ended March 31, 2015. The Seller has not received any discount or other price concession as a result of any financial accommodation provided by any Affiliate thereof to such supplier. Except as set forth on Schedule 3.23(b), no such provider or supplier has terminated or adversely modified its relationship with the Seller in the past twelve (12) months. To the Seller’s Knowledge, (i) no such provider or supplier intends to terminate or adversely modify its relationship with the Seller or is threatened with bankruptcy or insolvency and (ii) no set of facts or circumstances exists which make it reasonably likely that any such provider or supplier will terminate or materially alter its relationship with the Seller.

3.24 Corporate Names; Business Locations. During the past five (5) years, except as set forth on Schedule 3.24, the Seller has not (a) operated the Business under any legal name or used any fictitious or trade names, (b) operated the Business from any location other than as set forth on Schedule 3.24 or (c) had an office or place of business other than as set forth on Schedule 3.24. Except as set forth on Schedule 3.24, the Seller has not been the surviving corporation of a merger or consolidation during the past five (5) years.

3.25 Bank Accounts; Powers of Attorney. Schedule 3.25 is a complete and correct list of each bank or financial institution in which the Seller has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto. Schedule 3.25 is a complete and correct list of all outstanding powers of attorney executed on behalf of the Seller.

3.26 Anti-Corruption Laws.

(a) Neither the Seller nor any of the Personnel (in each case, acting in their capacities as such) has, in the past five (5) years, directly or indirectly through its representatives or any Person authorized to act on its behalf, (i) violated any applicable Anti-corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any official of any Governmental Body or to any other Person (collectively, a “Government Official”): (A) for the purpose of (1) corruptly or illegally influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any illegal advantage; or (4) inducing any Government Official to use his or her influence with a Governmental Body to affect any act or decision of such Governmental Body in order to, in the case of each of clause (1), (2), (3) or (4) assist the Seller in obtaining or retaining business for or with, or directing business to, the Seller; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) (i) There have been no false or fictitious entries made in the books and records of the Seller relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment, and (ii) the Seller has neither established nor maintained a secret or unrecorded fund.

(c) Neither the Seller nor any of the Personnel (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or subjected to any investigation or Proceeding by a Governmental Body for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.27 Brokers or Finders. No agent, broker, investment banker or other Person acting on behalf of the Seller, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

3.28 Investor Representations.

(a) Each of the Seller, each of its members and each Principal is (i) an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act and (ii) is acquiring Parent Common Stock, if any, issuable in respect of the Additional Earn-out Payment for his or its own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof other than in compliance with the Securities Act and other applicable securities laws. Each of the Seller, each of its members and each Principal has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits, risks and other considerations relating to the Additional Earn-out Payment and acquisition and ownership of Parent Common Stock, if any, issuable hereunder. Each of the Seller, each of its members and each Principal has made its own legal, tax, accounting and financial evaluation of the merits, risks and other considerations relating to the Additional Earn-out Payment and the acquisition and ownership of Parent Common Stock and each of the Seller, each of its members and each Principal is able to bear the risks associated with the Additional Earn-out Payment and the acquisition and ownership of the Parent Common Stock, if any, issuable hereunder.

(b) Each of the Seller, each of its members and each Principal has been provided an opportunity to ask questions of, and has received answers satisfactory from, the Parent and its representatives regarding the Parent Common Stock, if any, issuable hereunder, and has obtained a copy of all information from the Parent and its representatives that the Seller, each such member and each Principal deems necessary with respect to the Parent Common Stock, if any, issuable hereunder. Each of the Seller, each of its members and each Principal is aware of the fact that the Parent Common Stock, if any, issuable hereunder has not been registered under the Securities Act (and neither the Parent nor the Buyer intends to register the Parent Common Stock, if any, issued or issuable hereunder for resale or otherwise under the Securities Act) and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Buyer and Parent, jointly and severally, hereby represent and warrant to the Seller as follows:

4.1 Organization and Good Standing. The Buyer is an Illinois limited liability company duly organized, existing and in good standing under the laws of the State of Illinois and the Parent is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Parent has the power and authority to execute and deliver this Agreement and the Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Buyer and the Parent of their respective obligations hereunder and thereunder, have been duly authorized by all necessary corporate or limited liability company action, as applicable, in accordance with applicable law. This Agreement and the Transaction Documents to which the Buyer or the Parent is a party constitute the legal, valid and binding obligation of the Buyer or Parent (to the extent it is a party thereto), and are enforceable against the Buyer or Parent (to the extent it is a party thereto) in accordance with their respective terms, except as the enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights or general principles of equity.

4.3 No Conflict. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any Transaction Document by the Buyer and the Parent nor the performance by the Buyer and the Parent of the transactions contemplated hereby or thereby will, directly or indirectly:

(a) contravene or conflict with, in any material respect, or result in (with or without notice or lapse of time) a material violation or breach of any provision of its Organizational Documents or any Legal Requirement, Governmental Authorization, Contract or any Order to which the it may be subject; or

(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any material Contract, Legal Requirement, Governmental Authorization or Order applicable to it.

4.4 No Consent Required. Except as set forth on Schedule 4.4, no notification to or consent, approval or authorization of, or declaration, filing or registration with, any Person or Governmental Body is required to be made or obtained by the Buyer or the Parent in connection with the authorization, execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

4.5 Brokers and Finders. No agent, broker, investment banker or other Person acting on behalf of the Buyer, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

ARTICLE 5

ACTIONS PRIOR TO CLOSING

5.1 Access to Information. From the date hereof until the Closing or the earlier termination of this Agreement and subject to applicable law, the Seller shall (i) afford to the Buyer reasonable access, during normal business hours, upon reasonable advance notice to an officer of the Seller, to the offices, properties and books and records of the Seller, and (ii) furnish to the Buyer such additional information concerning the Business, the Seller, the Purchased Assets or the Assumed Liabilities as may be reasonably requested. Any information regarding the Business, the Seller, the Purchased Assets or the Assumed Liabilities furnished by the Seller to the Buyer and its representatives pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement and shall be held by the Buyer in accordance with the terms thereof. No investigation by the Buyer or its representatives shall modify or limit the scope of the Seller’s representations and warranties in this Agreement or in the Transaction Documents or limit the Seller’s liability for any breach thereof.

5.2 Operations Prior to Closing. From the date hereof until the Closing or the earlier termination of this Agreement, the Seller shall confer with the Buyer prior to making any material operational decisions involving, related to or affecting the Seller, the Business or the Purchased Assets, and, without limiting the foregoing, the Seller shall:

(a) operate, conduct and carry on the Business in the ordinary course of business consistent with past practice;

(b) keep available the services of the current officers, employees and agents of the Seller and maintain the Seller’s relationships with its suppliers, customers, clients, landlords, creditors, employees, agents and others having business relationships with the Seller;

(c) maintain the Purchased Assets in their current state of repair and condition consistent with ordinary course of business and past practice;

(d) comply with all Legal Requirements and contractual obligations applicable to the Seller, the operations of the Business, the Assumed Liabilities and the Purchased Assets in all material respects;

(e) not change any method of accounting, accounting policy, accounting or Tax practice or policy of or affecting the Seller, or materially change any collection of payment practice of the Seller, including the collection of receivables, inventory control and payment of payables;

(f) not make any Tax election, amend any Tax Return, or settle any dispute relating to Taxes involving, relating to or affecting the Seller, the Business or any of the Purchased Assets;

(g) not enter into, amend, modify or terminate any Assigned Contract, or waive, release or assign any material rights or claims under any Assigned Contract;

(h) not sell, lease (as lessor), transfer, abandon or otherwise dispose of, license, mortgage or pledge, or impose or suffer any Lien on, any of the Purchased Assets, in whole or in part, other than sales of finished goods in the ordinary course of business consistent with past practice;

(i) not incur any liability or obligation except current liabilities and obligations for trade payables in connection with the purchase of materials, supplies, goods or services by the Seller in the ordinary course of business consistent with past practice;

(j) not make any material increase in the salary, wages or other compensation of any officer, employee or independent contractor of the Seller outside of the ordinary course of business consistent with past practice;

(k) except as required by law, not adopt, amend or terminate any Employee Benefit Plan (or any plan, program, policy of arrangement that would have been an Employee Benefit Plan had it been in existence as of the date hereof;

(l) not make any representation or promise, oral or written, to any officer, member, manager, employee, or independent contractor of the Seller concerning any compensation, bonus arrangement or Employee Benefit Plan; and

(m) not take any action that would cause any of the changes, events or conditions described in Section 3.18(a) to occur.

5.3 Reasonable Efforts. From the date hereof until the Closing or the earlier termination of this Agreement and subject to applicable law, the Seller shall use commercially reasonable efforts, including reasonable cooperation with the Buyer, to secure fulfillment of all of the conditions precedent to the Buyer’s obligations hereunder, and the Buyer shall use commercially reasonable efforts, including reasonable cooperation with the Seller, to secure fulfillment of all of the conditions precedent to the Seller’s obligations hereunder. Without limiting the generality of the foregoing, the Seller shall, at Seller’s sole expense, use commercially reasonable efforts to obtain all consents of all third parties necessary for the Parties to consummate the transactions contemplated hereby.

5.4 Confidentiality. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 5.4 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5 Proposed Transaction. In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Selling Parties agree that the Selling Parties will not (and will not permit any of the their respective equityholders, directors, members, managers, officers, employees, representatives or other agents, as applicable, to), directly or indirectly, (a) initiate, solicit, negotiate, accept or discuss with a potential purchaser any proposal or offer to acquire all or a significant portion of the equity, membership interests, business or assets of the Seller whether by sale, merger, recapitalization or other transfer (a “Proposed Transaction”), (b) provide any information or allow access to or otherwise communicate with any party in connection with any Proposed Transaction, except that the Seller may inform any Person making such an inquiry or proposal of the exclusivity provisions hereof if such Person has prior knowledge of the exclusivity obligations owed by the Seller to the Buyer hereunder, or (c) enter into any agreement, arrangement or other understanding that requires the Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. The Seller shall promptly notify the Buyer upon the receipt by the Seller (or any of its equityholders, directors, officers, employees, representatives or other agents) of any proposal for a Proposed Transaction. The Seller will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

5.6 Notice of Certain Events. From the date hereof until the Closing, the Seller will notify Buyer in writing of (a) any Material Adverse Effect, (b) any Proceeding that is threatened, brought, asserted or commenced against the Seller which would have been listed on

Schedule 3.17 if such Proceeding had arisen prior to the date hereof, (c) any notice or other communication from any Person alleging that the consent of such Person (other than a Required Approval) is or may be required in connection with the transactions contemplated by this Agreement, (d) any material default under any Assigned Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has Knowledge, or (e) the Seller receives any RFP from any customer or any notice (written or oral) from any customer that such customer intends to deliver an RFP to the Seller and/or other potential vendors or providers.

5.7 Schedules. On or prior to May 10, 2015, the Seller shall furnish to the Buyer and the Parent the disclosure schedules contemplated by this Agreement (the “Disclosure Schedules”), and upon such delivery, the Disclosure Schedules shall be deemed to have been delivered concurrently with the execution and delivery of this Agreement. From time to time from the date the Disclosure Schedules shall have been delivered as provided in the immediately preceding sentence until the Closing or the earlier termination of this Agreement, the Seller shall promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which the Seller becomes aware after the date hereof, which, if existing, occurring or known as of the date of this Agreement, would have been required to be set forth in the Disclosure Schedules (each a “Schedule Supplement”). For the avoidance of doubt, neither the receipt nor acceptance by the Buyer of a Schedule Supplement shall constitute a waiver by the Buyer of any right or remedy to which the Buyer is entitled hereunder, including the Buyer’s right to terminate this Agreement in accordance with the provisions hereof or any remedy available to the Buyer with respect to a breach by the Selling Parties of this Agreement. In addition, the Buyer and the Seller shall jointly prepare the schedules referred to in Article 1, Article 2 or Article 6 of this Agreement no later than the fifth (5th) Business Days after the Seller shall have delivered the Disclosure Schedules, and such schedules shall be deemed to have been prepared and delivered concurrently with the execution and delivery of this Agreement.

5.8 Due Diligence. Schedule 5.8 sets forth a list of material due diligence items which the Buyer has not been permitted or able to complete prior to the date of this Agreement. From and after the date hereof until the Closing or the earlier termination of this Agreement, the Seller will provide, and will cause the Seller’s employees to provide, the Buyer and its representatives full access to the material due diligence items for the purpose of completing the Buyer’s due diligence review in accordance with this Section 5.8. Each Party shall use commercially reasonable efforts to cooperate in good faith with the other Party to keep the other Party reasonably informed of the status of such process and the results of any material due diligence review. The Buyer shall, within five (5) Business Days following the Buyer’s completion of its review of the material due diligence items listed on Schedule 5.8 give written notice to the Seller indicating whether the Buyer is reasonably satisfied with the results of its material due diligence item review. Should the Buyer express that it is not satisfied with or that a condition of the materiel due diligence review is not met, Buyer will notify Seller and both parties will negotiate in good faith to address any stated concerns of the Buyer.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING; CLOSING

6.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Buyer in its sole discretion) at or before the Closing of each of the following conditions:

(a) The representations and warranties set forth in Article 3 shall be true and correct in all material respects (except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or a similar standard, in which case each portion of such representation and warranty subject to such qualification or standard shall be true and correct in all respects, giving effect to such qualification as set forth therein) as of the date hereof or, to the extent such representation or warranty contemplates disclosure schedules, the date such disclosure schedules are delivered, and in either case, as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any representation or warranty expressly made as of a specified date shall be true and correct on and as of such date.

(b) The Seller shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed or complied with by the Seller at or prior to the Closing.

(c) There shall have been no event, occurrence or condition subsequent to the date of this Agreement that has had, or could reasonably be expected to result in, a Material Adverse Effect.

(d) No Proceeding shall be pending or, to the Seller’s Knowledge, threatened before any Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement or such transactions.

(e) The Seller shall have delivered all documents required to be delivered at the Closing pursuant to Section 6.4 hereof.

(f) All Liens relating to the Purchased Assets shall have been released, and the Seller shall have delivered to the Buyer written evidence, in form satisfactory to the Buyer, of the release of such Liens.

(g) The Buyer shall have obtained all Governmental Authorizations, Required Governmental Consents and all other consents or approvals set forth on Schedule 6.1(g) on terms and conditions satisfactory to the Buyer (collectively, the “Required Approvals”).

(h) The Buyer shall have completed its due diligence with respect to the items listed on Schedule 5.8 and the Buyer shall be reasonably satisfied with the results of its material due diligence item review.

6.2 Conditions to Obligation of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by the Seller in its sole discretion) at or before the Closing of each of the following conditions:

(a) The representations and warranties set forth in Article 4 shall be true and correct in all material respects (except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or a similar standard, in which case each such portion of such representation and warranty shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any representation or warranty expressly made as of a specified date shall be true and correct on and as of such date.

(b) The Buyer shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

(c) The Buyer shall have delivered all documents required to be delivered by it at the Closing pursuant to Section 6.5 hereof.

(d) No Proceeding shall be pending or, to the Buyer’s knowledge, threatened before any Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement or such transactions.

6.3 Closing. Subject to the satisfaction of the conditions precedent set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall be held at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661 remotely via telephone and/or email on the second (2nd) Business Day after the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived in writing, or at such other time as shall be agreed upon by the Buyer and the Seller (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date (the “Effective Time”).

6.4 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a) A certificate of an officer of the Seller certifying as of the Closing Date that the conditions precedent set forth in Sections 6.1(a), (b) and (c) have been satisfied.

(b) A certificate of the Secretary of the Seller certifying as of the Closing Date (i) as to the incumbency and signatures of the officers of the Seller executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) a true and complete copy of the resolutions of the board of directors of the Seller authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c) A certificate of good standing or, to the extent the concept of good standing is not recognized in the applicable jurisdiction, a certificate of existence or comparable certification with respect to the Seller, issued by the Secretary of State of the state of its incorporation as of a date not more than fifteen (15) calendar days prior to the Closing Date.

(d) All Required Approvals.

(e) The Bill of Sale, duly executed by the Seller.

(f) Instruments of conveyance for any Assumed Proprietary Rights reasonably requested by the Buyer, in form and substance satisfactory to the Buyer, duly executed by the Seller.

(g) A landlord estoppel certificate, in form and substance reasonably satisfactory to the Buyer, executed by the lessor of each Leased Real Property.

(h) A subordination, access and non-disturbance agreement, in form and substance reasonably satisfactory to the Buyer, executed by the lessor of each Leased Real Property.

(i) An assignment and assumption of lease agreement, in a form mutually agreed upon between the Buyer and the Seller (the “Lease Assignment and Assumption”), with respect to the Madison Heights Facility, duly executed by the Seller and acknowledged by the lessor of the Madison Heights Facility.

(j) Legal and actual possession of the Purchased Assets, together with any keys, combinations, alarm systems and related codes and other rights of access required to take legal and actual possession of the Purchased Assets.

(k) A certification in the form provided for in U.S. Treasury Regulations section 1.1445-2(b) certifying that the Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code and that the Seller is therefore exempt from the withholding requirements of said section, duly executed by the Seller.

(l) Evidence, in form and substance reasonably satisfactory to the Buyer, of the release or termination all security interests relating to the Purchased Assets and termination of all UCC financing statements filed in connection therewith.

(m) The Escrow Agreement, duly executed by the Seller.

(n) The Employment Agreement, duly executed by Pachla.

(o) Such other documents as the Buyer may reasonably request with respect to the transactions contemplated by this Agreement.

6.5 Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a) The Bill of Sale, duly executed by the Buyer.

(b) A certificate of an officer of the Buyer certifying as of the Closing Date that the conditions precedent set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(c) A certificate of the Secretary of the Buyer certifying (i) as to the incumbency and signatures of the officers of the Buyer executing any documents being delivered to the Seller in connection with the transactions contemplated hereby, and (ii) true and complete copies of the resolutions of the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(d) A certificate of good standing with respect to the Buyer, issued by the Secretary of State of Delaware, as of a date not more than fifteen (15) calendar days prior to the Closing Date.

(e) The Purchase Price, in accordance with Section 2.1.

(f) The Lease Assignment and Assumption, duly executed by the Buyer.

(g) The Escrow Agreement, duly executed by the Buyer.

(h) Such other documents as the Seller may reasonably request with respect to the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS AFTER CLOSING

7.1 No Assignment in Certain Circumstances. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment or other Contract or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third party would constitute a breach or violation thereof or adversely affect the rights of the Seller or the Buyer thereunder; and any sale, conveyance, assignment, transfer or delivery to the Buyer of any interest under any such Contract or Governmental Authorization that requires the authorization, approval, consent or waiver of a third party shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date and the Buyer waives its right to delivery thereof under Section 6.1, the Seller shall (a) use its commercially reasonable efforts to obtain any such authorization, approval, consent or waiver upon request by the Buyer (provided that, in obtaining any such authorization, approval, consent or waiver, the Seller shall not agree to any amendment, modification or supplement of any such Contract or Governmental Authorization without the Buyer’s prior written consent), and (b) to the greatest extent permitted by law and such Contract or Governmental Authorization (including by acting as an agent of the Buyer), hold such Contract or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Buyer or otherwise for the exclusive use and benefit of the Buyer such that the Buyer receives the interest of the Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained, all at no additional cost to the Buyer, but such Contract or Governmental Authorization shall not be deemed to be included in the Purchased Assets unless and until such authorization, approval, consent or waiver is obtained. The Buyer shall perform, as a subcontractor or on a similar basis, the obligations under such Contract or Governmental Authorization.

7.2 The Seller’s Access to Information. For a period of six (6) years following the Closing Date, the Buyer will give, or cause to be given, to the Seller and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents included in the Purchased Assets and, at Seller’s expense, copies of titles, contracts, books, records, files and documents included in the Purchased Assets, only as is necessary to allow the Seller to obtain information in connection with the preparation and any audit of the Seller’s Tax Returns and Proceedings by or against the Seller as the previous owner and operator of the Purchased Assets and the Business. The Buyer agrees to cooperate reasonably with the Seller after the Effective Time, at the Seller’s expense, with respect to any demands, Tax or other audits and Proceedings by or against the Seller as the previous owner and operator of the Purchased Assets and the Business, other than Direct Claims. The Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 7.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six years following the Closing.

7.3 The Buyer’s Access to Information. For a period of six (6) years following the Closing Date, the Seller will give to the Buyer and its representatives, during normal business hours, such reasonable access to the personnel, properties and documents relating to the Seller not included in the Purchased Assets and access to and copies of titles, Contracts, books, records, files and documents relating to the Business not included in the Purchased Assets, if any, as is necessary to allow the Buyer to obtain information in connection with the preparation and any audit of the Buyer’s Tax Returns and Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business. The Seller agrees to cooperate reasonably with the Buyer after the Effective Time, at the Buyer’s expense, with respect to any demands, Tax or other audits and Proceedings by or against the Buyer as the owner and operator of the Purchased Assets and the Business, other than Direct Claims. The Seller agrees to maintain the files or records which are contemplated by the first sentence of this Section 7.3 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six years following the Closing.

7.4 Restrictive Covenants. In addition to any other restrictive covenant set forth in any other Transaction Document, each of which is in addition to the following and does not replace or supersede the following, each of the Selling Parties agrees as follows:

(a) Acknowledgement of the Seller. Each of the Selling Parties agrees and acknowledges that it is necessary and desirable that such Selling Party undertake as provided in this Section 7.4 not to utilize his or its special knowledge of the Business and relationships with customers, clients and suppliers to compete with the Buyer or the Business, and that the Buyer would not have entered into this Agreement or consummated the transactions contemplated hereby but for such agreements and covenants.

(b) Non-Compete. Each Selling Party agrees that, during the period commencing on the Closing Date and ending on the five (5) year anniversary (the “Noncompete Period”), such Selling Party shall not (and shall cause each of its Affiliates not to), without prior express written approval of Buyer, directly or indirectly (whether for compensation or otherwise), own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner engage in or participate, as a general or limited partner, proprietor, equityholder, officer, director, manager, agent, employee, consultant, independent contractor, investor, trustee, affiliate or otherwise, in any business or venture which competes with the Business within the territories in which the products of the Business are sold (which includes the United States of America, its territories and possessions, and any country outside of the United States of America to which products of the Business are sold). Each of the Selling Parties acknowledges that the provisions of this Section 7.4(b) are in consideration of good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. In addition, each of the Selling Parties agrees and acknowledges that the potential harm to the Buyer of its non-enforcement outweighs any harm to such Selling Party of its enforcement by injunction or otherwise. Each of the Selling Parties acknowledges that such Selling Party has carefully read this Agreement and has given careful consideration to the restraints imposed upon such Selling Party by this Agreement, and is in full accord as to their necessity. Each of the Selling Parties expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area. Nothing herein shall prohibit any of the Selling Parties from being a passive owner of not more than one percent (1%) of the outstanding securities of any publicly-traded company engaged in the Business.

(c) Confidential Information. Each of the Selling Parties acknowledges that the Confidential Information from and after the Closing shall be the property of the Buyer and agrees that the Buyer has a protectable interest in such Confidential Information. As used herein, “Confidential Information” shall mean any information primarily related to the operations or affairs of the Seller or the Business, including, but not limited to, the Seller’s or the Business’s products, servicing methods, development plans, costs, marketing plans, equipment configurations, data, access or security codes or procedures, business opportunities, names of and contact information for customers and vendors, research and development, inventions, algorithms, know-how and ideas, purchasing information and other proprietary information used by the Seller. Therefore, the Selling Parties agrees that such Selling Party shall not (and shall cause each of its Affiliates and their respective employees, officers, contractors, representatives and agents not to) disclose to any unauthorized Person or use for his or its own purposes or benefit or the benefit of any third party any such Confidential Information without the prior written consent of the Buyer unless (and to the extent that) such information becomes or is generally known to and available for use by the industry in which the Business is conducted other than as a result of unauthorized acts or omissions of a Selling Party (including any of their respective Affiliates or their respective employees, officers, contractors, representatives or agents) in breach of this Agreement. Notwithstanding the foregoing, a Selling Party may disclose Confidential Information if and only to the extent required by law or in a judicial or administrative Proceeding or by interrogatories, civil investigative demand, subpoena or other legal process; provided, that such Selling Party will provide the Buyer with prompt notice of such requirement or Proceeding so that the Buyer may seek an appropriate protective Order or other appropriate remedy, and such Selling Party will reasonably assist (at the Buyer’s sole expense) with the Buyer’s efforts in connection therewith.

(d) Interference with Relationships. Each of the Selling Parties agrees that, during the Noncompete Period, such Selling Party shall not (and shall cause each of his or its Affiliates and their respective employees, officers, contractors, representatives and agents not to): (i) induce or attempt to induce any employee or contractor of the Buyer or any of its Affiliates to leave the employ or engagement of the Buyer or any of its Affiliates, or in any way interfere with the relationship between the Buyer or any of its Affiliates and any such employee or contractor thereof (other than through general advertisements for employment not directed at employees of the Buyer or any of its Affiliates); (ii) solicit to hire (other than through general advertisements for employment not directed at employees of the Buyer or any of its Affiliates) or hire any person who was an employee or contractor of the Buyer or any of its Affiliates at any time during the twelve (12)-month period preceding such solicitation; or (iii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of the Business or the Buyer or any of its Affiliates to reduce or cease doing business with the Business, the Buyer or any of its Affiliates, or in any way interfere with the relationship between any such Person and the Business, the Buyer or any of its Affiliates. For purposes of clarification, a Transferred Employee shall be deemed an employee of the Buyer immediately following the Closing for purposes of this Section 7.4(d).

(e) Disparaging Statements. The Selling Parties shall not (and shall cause each of their respective Affiliates and their respective employees, officers, contractors, representatives and agents not to) make statements or any other expressions on television, radio, the internet or other media or to any third party which are in any way disparaging or harmful to the Buyer, any of its Affiliates, the services provided by the Buyer or any of its Affiliates, or the Business or any other business of the Buyer or any of its Affiliates. Nothing herein shall prevent the Selling Parties from responding to a lawful subpoena or complying with any legal obligation; provided, if the Selling Parties receive any subpoena or become subject to any legal obligation that implicates this Section, the Selling Parties will provide prompt written notice of that fact to the Buyer and enclose a copy of the subpoena and any other documents describing the legal obligation.

(f) Rights and Remedies Upon Breach. If any of the Selling Parties breaches, or threatens to commit a breach of, any of the provisions of this Section 7.4 (the “Restrictive Covenants”), then the Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced against each Selling Party breaching or threatening to commit a breach of the Restrictive Covenants (but not Selling Parties that are in compliance with the Restrictive Covenants) by any court of competent jurisdiction, without the posting of any bond or demonstrating damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity.

(g) Severability of Covenants; Modification. Each of the Selling Parties acknowledges and agrees that the Restrictive Covenants are reasonable in duration and geographical scope and in all other respects and necessary to protect the Buyer’s protectable interests in the Business’s good-will, confidential information, and trade secrets. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope or restrained activities of such provisions, such court shall modify such provision to the minimum extent necessary such that, in its modified form, such provision shall then be enforceable.

7.5 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; it being understood that any liabilities arising out of the failure of the Seller to comply with any bulk sales, bulk transfer or similar Legal Requirements shall be treated as Excluded Liabilities.

7.6 Receivables. From and after the Closing, the Seller shall cooperate with the Buyer in connection with the Buyer’s collection of the Accounts Receivable and shall take all actions reasonably requested by the Buyer in connection therewith. From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable, any other Purchased Asset or any Assumed Liability, such funds shall be held by the Seller in trust for the benefit of the Buyer and, within two (2) Business Days after receipt by the Seller of any such funds, the Seller shall pay over to the Buyer such funds (in the form received), together with all corresponding notes, documentation and information received in connection therewith. The Seller shall not have any claims, defenses or rights to set-off with respect to any such payments. The Seller shall not endorse or deposit any checks or other instruments received in payment of the Accounts Receivable. In furtherance of the foregoing, effective upon the Closing, the Seller constitutes and appoints the Buyer and its successors and assigns as the agent of the Seller in the collection of the Accounts Receivable and the attorney-in-fact of the Seller, with full power of substitution, to execute, sign, endorse, or deliver, in the name of the Seller, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable. The Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Seller in any manner and for any reason (including the dissolution of the Seller). In addition, the Seller agrees to execute any further power-of-attorney that the Buyer deems reasonably necessary or appropriate to give effect to this Section 7.6 and for the Buyer to evidence, collect, or otherwise realize upon the Accounts Receivable.

7.7 Employment Matters.

(a) The “Transferred Employees” are those employees of the Seller who will be offered employment by the Buyer as of the Closing and shall be designated prior to the Closing. The Buyer shall offer at-will employment to all Transferred Employees as of the Closing on substantially similar terms (including, without limitation, annual compensation, wages, incentive opportunities and benefits) as in effect immediately prior to the Closing. However, nothing herein shall affect the Transferred Employees’ status as “at will” employees, and the Buyer reserves all rights under applicable law with respect to the Transferred Employees. The Seller shall have no responsibility with respect to salary, benefits or other employer duties accruing to Transferred Employees following the Closing.

(b) The Seller agrees that it shall be solely responsible for (i) any notice of termination and (ii) payment of any termination pay, severance pay or any other costs, liabilities or obligations due to any of its employees (including, but not limited to, wages, salaries, commissions, bonuses, severance pay, vacation pay or other compensation for any services performed which are owed, accrued or otherwise are required to be paid to its employees as of the Closing or which relate to any services performed up to and including the Closing Date, even if not otherwise due until after the Closing Date) and all employment taxes, withholding taxes and any other taxes and liabilities attributable to employment of such employees, whether such employees are terminated by the Seller in connection with the transactions contemplated by this Agreement or otherwise, on or prior to the Closing Date, whether such severance pay is due pursuant to statute, common law or written or oral agreements or arrangements with such employee.

(c) With respect to pension, savings, severance, vacation, health and welfare, disability benefits, executive compensation, incentive and bonus arrangements, the Buyer will credit each Transferred Employee with his or her years of service with the Business before the Closing Date for purposes of determining participation, eligibility and vesting under the Buyer’s employee benefit plans and compensation arrangements, except to the extent such credit would result in a duplication of benefits or was not recognized under the applicable Employee Benefit Plan of the Seller, and at Closing each Transferred Employee shall receive payment from the Seller for any vacation, sick time, or paid time off accrued but unused as of the Closing Date, subject to the Buyer’s policies then in effect and applicable law.

(d) Nothing in this Agreement shall be construed as an offer of employment by the Buyer to any employee of the Seller. All Parties acknowledge that, unless otherwise set forth in an employment contract to which the Buyer is a party, should the Buyer make an offer of employment to any employee of the Seller, such offer will be strictly based on at “at-will” employment relationship between the Buyer and such employee and is expressly subject to the Buyer’s employment, termination, disciplinary, hiring, compensation and benefits policies, as each may be amended from time to time.

(e) Seller shall be responsible for the provision of notices and continuation coverage required by COBRA for each individual who is or becomes an “M&A qualified beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9) in connection with the consummation of the transactions contemplated by this Agreement.

(f) The provisions of this Section 7.7 are strictly for the benefit of the Parties, and nothing herein shall be construed or interpreted as amending any Employee Benefit Plan or causing any Person (including, but not limited to, any Transferred Employee) from becoming a third-party beneficiary hereof.

7.8 Transfer Taxes. Any transfer, documentary, sales, use, excise, stamp or other similar Taxes and fees that are payable or that arise as a result of the transactions contemplated by this Agreement, and any recording or filing fees with respect thereto and all fines, penalties, interest and additions to such Taxes (collectively, “Transfer Taxes”) shall be borne by Seller. All necessary Tax Returns with respect to all such Transfer Taxes shall be filed by the Party or Parties on whom such obligation to file is imposed by applicable Legal Requirements.

7.9 Release. The Seller and its successors and assigns (collectively, “Releasors”) hereby irrevocably and unconditionally, fully and forever, releases, acquits and discharges and agrees to hold harmless each of the Buyer and its Affiliates and their former, current and future officers, equityholders, managers, directors, employees, agents, representatives and their successors and assigns (collectively, the “Released Parties”) from any and all claims, causes of action (including, without limitation, reasonable attorneys’ fees), defenses, debts, demands, expenses, damages, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under any contract, agreement, federal, state or local law, statute, rule, regulation, order or ordinance or under common law or otherwise, at law or in equity, and all rights and remedies with respect to any of the foregoing (collectively, “Claims”), whether known or unknown, contingent or matured, liquidated or unliquidated, that any Releasor has now or may have in the future against any Released Party relating to or arising out of the Business or the Purchased Assets; provided, however, that such release shall not be construed to release, acquit or discharge any Released Party from any Claim arising out of or in connection with any breach by any Released Party of any obligation or representation under this Agreement including the Assumed Liabilities or any agreement, instrument or certificate to which Buyer is a party that was executed in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.10 Agreement to Change Name. Concurrently with the Closing, the Seller will prepare, execute and file the documents necessary to change its registered and assumed corporate name to a name substantially dissimilar to “Powertrain Integration.” Following the Closing, the Seller shall not use, or permit any of its Affiliates or successors, other than the Buyer, to use, the name “Powertrain Integration” within or in connection with any registered or assumed corporate name or Internet domain name. Furthermore, following the Closing, the Seller shall not use, or permit any of its Affiliates or successors, other than the Buyer, to use, any registered or assumed corporate name or Internet domain name that (i) is likely to be confused or associated with the name “Powertrain Integration,” or (ii) refers to any aspect of the Business. The Seller acknowledges and agrees that shortly after the Closing the Buyer will prepare, execute and file the documents necessary to change its registered and assumed limited liability company name to “Powertrain Integration” and the Seller covenants not to object to, nor take any action to forestall or prevent, the foregoing action.

7.11 Earn-out.

(a) No later than January 31, 2016, the Buyer shall deliver to the Seller a statement (the “Calculation Statement”) setting forth the Buyer’s calculation of the 2015 Net Sales and the amount of the Base Earn-out Payment payable to the Seller in accordance with the formula set forth in Section 7.11(b), below. During the thirty (30) calendar day period following delivery of the Calculation Statement, the Buyer shall promptly furnish to the Seller such financial, operating and other data and information related to the preparation of the Calculation Statement and the calculation of the 2015 Net Sales and the amount of the Base Earn-out

Payment as the Seller may reasonably request. Within thirty (30) calendar days after receipt of the Calculation Statement from the Buyer, the Seller must notify the Buyer of any objections to the Buyer’s calculation of the 2015 Net Sales and the Base Earn-out Payment and the basis for such disagreements. If the Seller does not so notify the Buyer within such thirty (30) calendar day period of the Seller’s objections to Buyer’s calculation of the 2015 Net Sales or the amount of the Base Earn-out Payment as set forth in the Calculation Statement, then the 2015 Net Sales and the amount of the Base Earn-out Payment as set forth in the Calculation Statement shall be final hereunder. If the Seller does notify the Buyer within such thirty (30) calendar day period that the Seller of its objection in accordance with this paragraph, then the Buyer and the Seller shall use their good faith efforts to attempt to resolve such disputed items within thirty (30) calendar days after receipt by the Buyer of the Seller’s notice of dispute. If the Buyer and the Seller are unable to resolve the disputed items within thirty (30) calendar days after receipt by the Buyer of the Seller’s notice of dispute, then the Buyer and the Seller shall jointly engage the Accounting Arbitrator (in accordance with the procedure for selecting the Accounting Arbitrator set forth in Section 2.2(b)) to resolve finally such disputed items. The scope of the Accounting Arbitrator’s engagement shall be limited to the resolution of the disputed items described in the Seller’s notice of dispute, in each case in accordance with GAAP, and the recalculation, if any, of the 2015 Net Sales and the amount of the Base Earn-out Payment in light of such resolution; provided, that the Accounting Arbitrator shall not assign a dollar amount to any item in dispute greater than the greatest dollar amount for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand (as applicable), or lower than the lowest dollar amount for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand (as applicable). The determination of the Accounting Arbitrator shall be made as promptly as possible and shall be final and binding upon the Parties, absent manifest error. The Buyer and the Seller shall each be permitted to submit such data and information relating to the unresolved disputed items described in the Seller’s notice of dispute to the Accounting Arbitrator as such party deems appropriate. The expenses and fees of the Accounting Arbitrator shall be paid by the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the amount not actually awarded to such party bears to the amount actually contested by such party. The 2015 Net Sales and the amount of the Base Earn-out Payment as finally agreed by the Buyer and the Seller or as determined by the Accounting Arbitrator as described herein shall be the 2015 Net Sales and the amount of the Base Earn-out Payment for all purposes hereof.

(b) Once the amount of 2015 Net Sales has been finally determined in accordance with Section 7.11(a), the Buyer shall, within thirty (30) calendar days following such determination, pay to the Seller an amount (the “Base Earn-out Payment”) equal to the product of Eight Million Dollars ($8,000,000) multiplied by a fraction (the “Multiple”), the numerator of which is the 2015 Net Sales and the denominator of which is Fifty Two Million Dollars ($52,000,000); provided, that if the calculation of the Multiple results in a number that is greater than 1.0, then the Multiple shall be deemed to be 1.0 for all purposes under this Agreement. For the avoidance of doubt, the Buyer shall not be required to pay the portion of the Base Earn-out Payment relating to that portion of the 2015 Net Sales or the Base Earn-out Payment then in dispute until the 2015 Net Sales and the amount of the Base Earn-out Payment is finally agreed to by the Parties or determined by the Accounting Arbitrator as set forth in Section 7.11(a), above or, if applicable, Section 7.11(d), below, with respect to such portion of disputed 2015 Net Sales; provided, however, that the Buyer shall pay the portion of the Base Earn-out Payment that does not relate to that portion of 2015 Net Sales or the Base Earn-out Payment then in dispute on the date the Base Earn-out Payment is to be made pursuant to the first sentence of this Section 7.11(b).

(c) In addition to the Base Earn-out Payment, following the final determination of Net Sales in accordance with Section 7.11(a), the Parent shall deliver to the Seller the Additional Earn-out Payment, if any, in such amount and in such form as shall be determined in accordance with the Additional Earn-out Procedures.

(d) During the period commencing on the Closing Date and ending on December 31, 2015 (such period, the “Measurement Period”), the Buyer covenants and agrees that it and its Affiliates will (i) use its and their commercially reasonable efforts to maintain the assets and properties of the Business in good working order and condition, (ii) operate the Business in good faith, (iii) not take any action or omit to take any action the purpose of which is avoiding, delaying or reducing the amount of the 2015 Net Sales for the Measurement Period (notwithstanding anything to the contrary contained herein, the covenant set forth in this subsection (ii) shall survive until Earn-out Payments shall have been made pursuant to this Section 7.11), (iii) not to shift any sales of the Buyer to the Parent or any of its Affiliates, and (iv) maintain the Buyer as a separate operating company except to the extent that Buyer may be merged, amalgamated, reorganized or restructured within the Parent and its Affiliates in a more tax efficient way for the Parent and its Affiliates as a whole or the Parent reasonably considers that the same is necessary to protect its legitimate business interests, provided that in any such event the financial results of Buyer after completion of any such merger, amalgamation, reorganization or restructuring are separately identifiable for the purposes of determining the 2015 Net Sales and the determination of the Earn-out Payments hereunder are equitably adjusted to account for such merger, amalgamation, reorganization or restructuring.

ARTICLE 8

TERMINATION

8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) by written agreement of the Parties;

(b) by the Buyer or the Seller if any court or Governmental Body issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and the Transaction Documents;

(c) by the Buyer, by giving written notice to the Seller within five (5) Business Days of the Buyer’s completion of its due diligence, including any calls with the Listed Persons, if the Buyer determines, in good faith, that there has been or there could reasonably be expected to be a material adverse change in the Business’s relationship with any of the Listed Persons;

(d) by the Seller, by giving written notice to the Buyer on or after June 15, 2015, if any condition set forth in Section 6.2 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any breach of this Agreement by the Seller; or

(e) by the Buyer, by giving written notice to the Seller on or after June 15, 2015, if any condition set forth in Section 6.1 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any breach of this Agreement by the Buyer.

8.2 Effect of Termination In the event of termination of this Agreement pursuant to Section 8.1, no Party shall have any liability or further obligation to any other Party, and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Article 9; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any Party against any other Party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided, further, that the provisions of Section 5.4 and ARTICLE 10 shall remain in full force and effect following the termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by the Selling Parties. From and after the Closing, the Selling Parties shall indemnify, defend and save the Parent, Buyer and their respective Affiliates, and each of their respective officers, directors, managers, partners, employees, equityholders, attorneys, agents, lenders, representatives, successors and assigns (each, a “Buyer Indemnified Party”), harmless from and against, and promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party as and when incurred for, any and all Losses sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:

(a) any inaccuracy in or breach of a representation or warranty of any Selling Party contained herein or in any Transaction Document;

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Seller or such Selling Party under this Agreement or any Transaction Document;

(c) any failure of the Seller or such Selling Party to discharge, when due, any duties, covenants, obligations or liabilities with respect to the Purchased Assets or Assumed Liabilities for all periods prior to the Effective Time;

(d) any claim relating to or arising out of any express or implied product warranty or guarantee with respect to any product manufactured or sold by the Seller prior to the Effective Time and any liability or obligation relating thereto;

(e) any of the Excluded Liabilities or Excluded Assets;

(f) the ownership, operation or conduct of the Business or the Purchased Assets on or prior to the Effective Time;

(g) any failure of the Seller to obtain any Required Approval;

(h) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon an agreement or alleged agreement between claimant and any Selling Party;

(i) any Taxes (i) imposed upon, or incurred by, the Seller at any time, (ii) imposed upon, related to or incurred in connection with the operation of the Business and/or the Purchased Assets during any period (or portion of any period) ending on or before the Closing Date, or (iii) relating to transfer, sales and use and any other Taxes imposed on the transactions contemplated by this Agreement; and

(j) any Losses incurred following the Effective Time which are attributable to the operation of the Business prior to the Effective Time.

9.2 Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Selling Parties and their respective Affiliates, officers, directors, managers, partners, employees, attorneys, equityholders, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party as and when incurred for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:

(a) any inaccuracy in or breach of a representation or warranty of the Buyer contained herein or in any Transaction Document;

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer under this Agreement or in any Transaction Document; and

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any agreement or alleged agreement between the claimant and the Buyer.

9.3 Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions until they expire and terminate on the second anniversary of the Closing Date, except that (a) the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.6 (Personal Property), Section 3.10(a) (Proprietary Rights), Section 3.27 (Brokers or Finders), Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization) and Section 4.5 (Brokers or Finders) shall survive indefinitely; and (b) the representations and warranties contained in Section 3.11 (Employee Benefit Plans), Section 3.16 (Taxes) and Section 3.18 (Environmental and Safety Requirements) shall survive for the period of any applicable statute of limitations plus ninety (90) days thereafter. The representations and warranties identified in clauses (a) and (b)

of the immediately preceding sentence are referred to herein as the “Fundamental Representations”. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

9.4 Certain Limitations.

(a) The Selling Parties shall not be liable to Buyer Indemnified Parties under Section 9.1(a), unless and until the Losses incurred by all Buyer Indemnified Parties as a result thereof exceed, in the aggregate, $100,000 (the “Threshold”), in which case the Selling Parties shall be liable to the applicable Buyer Indemnified Party for all Losses from the first dollar of Losses.

(b) The Buyer shall not be liable to the Seller Indemnified Parties under Section 9.2(a), unless and until the Losses incurred by all Seller Indemnified Parties as a result thereof exceed, in the aggregate, the Threshold, in which case Buyer shall be liable to the applicable Seller Indemnified Party for all the Losses from the first dollar of Losses.

(c) The aggregate amount required to be paid by the Selling Parties under Section 9.1(a) shall not exceed $5,000,000 (the “Cap”). To the extent the amount required to be paid by the Selling Parties under Section 9.1(a) is not satisfied from funds held in the Indemnity Escrow Account or pursuant to Section 9.9, (i) neither Ronan nor Carlson shall be required to make indemnification payments pursuant to Section 9.1(a) and (ii) Pachla, Schoeffler and Richards shall not be required to make payments in excess of 38%, 31% and 31%, respectively, of the amount required to be paid pursuant to Section 9.1(a).

(d) The aggregate amount required to be paid by the Buyer under Section 9.2(a) shall not exceed the Cap.

(e) Notwithstanding anything to the contrary contained herein, but subject to the last sentence of this Section 9.4(e), (i) Sections 9.4(a), 9.4(b), 9.4(c) and 9.4(d) shall not apply to Losses in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Fundamental Representation; and (ii) no indemnification payment made by the Selling Parties or the Buyer, as the case may be, with respect to any Fundamental Representation shall be considered in determining whether the Cap has been exceeded. Notwithstanding the foregoing, from and after the earlier of the 45th day following the date of this Agreement and the Closing Date, clauses (i) and (ii) of this Section 9.4(e) shall not apply to Losses in connection with, resulting from or arising out of, or indemnity claims with respect to, inaccuracies in or breaches of the representations contained in Sections 3.11, 3.16 and 3.18.

(f) If the Buyer Indemnified Party receives any insurance proceeds prior to being indemnified with respect to any Losses under this Article 9, the payment under this Article 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds, less the present value of all premium increases resulting therefrom, all attorney’s fees and other out-of-pocket fees, costs and expenses incurred in connection with collecting such proceeds and any deductible payment, reimbursement obligation or retrospective payments incurred by any Buyer Indemnified Party (such net amounts, a “Net Recovery”). In the event that a Net Recovery is actually received by the Buyer Indemnified Party subsequent to receipt by such Buyer Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Net Recovery relates, appropriate refunds in the amount of such Net Recovery (or if less, in the amount of applicable indemnification payments previously made) shall be made promptly. The amount of any Losses payable under this Article 9 by the Selling Parties shall also be net of any Tax benefits that the Buyer Indemnified Party actually realizes in the year the Loss was incurred, net of any Tax costs related to such Losses, including any Tax costs on account of payments received from the Seller related to such Losses. If the Buyer Indemnified Party realizes any Tax benefits in the year the Loss was incurred subsequent to an indemnification payment by any of the Selling Parties, then the Buyer Indemnified Party shall promptly reimburse the Selling Parties for any payment made by the Selling Parties in connection with providing such indemnification payment up to the amount received or realized by the Buyer Indemnified Party, net of all attorney’s fees and other out-of-pocket fees, costs and expenses incurred by such Indemnified Party in collecting such amount. Notwithstanding the foregoing, (i) the Selling Parties may not delay payment of, or reduce the amount of, any payment in respect of any Losses in expectation of any such insurance proceeds or Tax benefits, and (ii) this Section 9.4(f) shall not limit, delay or otherwise affect the rights of such Buyer Indemnified Party to recover from the Seller pursuant to this Article 9.

9.5 Indemnification Procedure for Third Party Claims.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article 9, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 9 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if the Indemnifying Party so elects, may assume and control the defense thereof at the Indemnifying Party’s expense (and shall consult with the Indemnified Party with respect thereto), including the engagement of counsel reasonably satisfactory to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation that may arise with respect to such claim or the facts giving rise to such claim for indemnification; provided, further that the Indemnifying Party shall not have the right to assume control of such defense of a Third Party Claim (w) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party; (x) that involves criminal allegations against the Indemnified Party; (y) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (z) that could materially affect the liability of the Buyer (or its Affiliates) for Taxes for any period (or portion thereof) ending after the Closing Date.

(b) If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the engagement thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to employ counsel and/or diligently conduct the defense against the Third Party Claim; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party so long as (I) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party and (II) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim, which consent shall not be unreasonably withheld or delayed. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 9 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

(c) Any claim by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such Direct Claim.

9.6 Determination of Losses. The amount of any Losses for which a Buyer Indemnified Party is entitled to indemnification under this Article 9 shall be made, determined and calculated without regard to any materiality qualification (i.e., read as if the terms “material,” “materiality” or “Material Adverse Effect” were not contained therein for purposes of calculating Losses, but not in determining whether a breach or representation has occurred) set forth in the relevant representation, warranty, covenant or agreement.

9.7 Adjustment to Purchase Price. Any indemnification received under this Article 9 shall be, to the extent permitted by law, an adjustment to the Purchase Price.

9.8 Payments. Payments of all amounts owing by an Indemnifying Party under this Article 9 shall be made promptly upon a final settlement among the Indemnifying Parties and the

Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party under this Article 9.

9.9 Right of Set Off. In addition to, and not in limitation of, the Buyer Indemnified Parties’ rights to indemnity as set forth in this Article 9, after all funds in the Indemnity Escrow Account have been disbursed and/or are being reserved to satisfy pending indemnity claims by the Buyer Indemnified Parties, the Buyer shall have the right to set off any and all monies or securities otherwise to be paid or delivered to the Seller from and after the Closing (including the Earn-out Payments) against any and all amounts for which the Seller is required to indemnify a Buyer Indemnified Party pursuant to this Article 9. The exercise of such right of set off by the Buyer in good faith will not constitute a breach of this or any other agreement between the Parties.

ARTICLE 10

MISCELLANEOUS

10.1 Definitions.

(a) For purposes of this Agreement, the following terms have the meaning set forth below:

“2015 Net Sales” means the net sales of the Business, determined in accordance with GAAP, during the year ending December 31, 2015, calculated in a manner consistent with the Seller’s historical accounting for net sales.

“Additional Earn-out Payment” means an amount of cash and/or, at the election of the Parent, a number of shares of Parent Common Stock determined in accordance with the Additional Earn-out Procedures.

“Adjustment Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement to satisfy adjustments to the Purchase Price in favor of the Buyer pursuant to Section 2.2.

“Adjustment Escrow Amount” means Two Hundred Thousand Dollars ($200,000).

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. In addition, (A) each member of the Family Group of any Person shall be deemed an Affiliate of such Person, and (B) each (x) Person who is a director, manager or officer of the Seller, (y) Person who is a member of the Family Group of any director, manager or officer of the Seller, and (z) Affiliate of any of the foregoing, shall be deemed an “Affiliate” of the Seller.

“Agreement” has the meaning ascribed to it in the preamble.

“Anti-corruption Laws” means laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Seller, including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Baseline Environmental Assessment” means all determinations, studies, analyses, reporting and other activities prerequisite or pertaining to the performance and completion of a Michigan Baseline Environmental Assessment pursuant to Part 201 (Environmental Remediation) of the Michigan Natural Resources and Environmental Protection Act, 1994 PA 451, as amended, and guidance documents issued by the Michigan Department of Environmental Quality relating thereto.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in the State of Illinois.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means software programs generally available to the public or businesses, and having a one-time acquisition cost or license fee of $15,000 or less, which have been licensed to the Seller pursuant to non-negotiable “click-wrap,” “click to download,” “browsewrap” or “shrink-wrap” perpetual end-user licenses.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure and Confidentiality Agreement, dated as of April 1, 2015 by and between the Seller and the Buyer.

“Contract” means any agreement, contract, commitment, instrument, indenture, license, lease, purchase order, sales order, obligation, promise, undertaking or arrangement (whether written or oral and whether express or implied).

“Earn-out Payments” shall mean the Base Earn-out Payment and the Additional Earn-out Payment, collectively.

“Employment Agreement” means an Employment Agreement to be entered into by and between the Buyer and Robert Pachla, in a form mutually acceptable to the Buyer and Robert Pachla.

“Environmental and Safety Requirements” means all federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes, permits, licenses and requirements (including consent decrees, judicial decisions and administrative orders), and all common law, relating to public health and safety, worker health and safety, pollution or protection, preservation or conservation of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business who is, or at any relevant time was, treated as a single employer with the Seller pursuant to Code Section 414(b), (c), (m) or (o).

“Escrow Agent” means Fifth Third Bank.

“Escrow Agreement” means an Escrow Agreement to be entered into by and among the Buyer, the Seller and Escrow Agent in connection with the transactions contemplated hereunder, in a form mutually acceptable to the Seller and the Buyer.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Family Group” means an individual’s spouse and direct descendants (whether natural or adopted) and any trust primarily for the benefit of the individual and/or the individual’s spouse and/or direct descendants.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, license, permit, certification, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (i) foreign, domestic, federal, multi-national, state, provincial, county, municipal, city, town, village, district, or other jurisdiction or government of any nature; (ii) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or (iii) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” means any substance, material, pollutant or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental and Safety Requirements, and including petroleum, petroleum products, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure, lead, lead-containing material, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indemnity Escrow Account” means an account established by the Escrow Agent pursuant to the Escrow Agreement to satisfy claims made by the Buyer or any other Buyer Indemnified Party against the Selling Parties pursuant to Article 9.

“Indemnity Escrow Amount” means an amount equal to Three Million Dollars ($3,000,000).

“IT Systems” means all computer systems, programs, networks, software, hardware and other technology of the Seller or otherwise used in connection with the Business.

“Indebtedness” of any Person means the principal of, premium, if any, unpaid interest on, and other amounts owing in respect of, (a) indebtedness for borrowed money, (b) indebtedness for borrowed money guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness for borrowed money, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness for borrowed money or to assure the owners of the indebtedness for borrowed money against loss, (c) all indebtedness for borrowed money secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, and (d) renewals, extensions and refunding of any such indebtedness for borrowed money.

“Legal Requirement” means any foreign, federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or permit by or with any Governmental Body or to which the Seller is a party or by which the Seller or the Purchased Assets are bound.

“Listed Persons” means the Persons identified on Schedule 10.1.

“Losses” means all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, diminution in value, costs, expenses, interest, fines, penalties, damages (including reasonably foreseeable consequential damages), costs and expenses, including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, in no event shall “Losses” be deemed to include punitive damages.

“Madison Heights Facility” means the Leased Real Property located at 32505 Industrial Drive, Madison Heights, Michigan, and all buildings and improvements located on such Leased Real Property.

“Material Adverse Effect” means any event, circumstance, change, development or effect that has a material adverse effect on the Business or the condition (financial or otherwise), assets, or results of operations of the Business; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions to the extent that such changes or conditions relate to or result from (a) general economic conditions or other conditions generally affecting the industry in which the Business is conducted which do not have a disproportionate effect on the

Business or the Seller, or (b) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) which do not have a disproportionate effect on the Business or the Seller.

“Order” means any award, injunction, judgment, order, writ, approval, decree, ruling, subpoena, verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means any charter or similar document adopted or filed in connection with the creation, incorporation, formation, or organization of a Person (e.g., a certificate of incorporation, articles of formation, articles of organization or certificate of limited partnership), any agreement governing such Person (e.g., bylaws, limited liability company agreement, operating agreement or partnership agreement), and any amendment to any of the foregoing.

“Parent Common Stock” means common stock, par value $0.001 per share, of the Parent.

“Party” means any party hereto.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or Governmental Body.

“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, arbitration, mediation or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.

“Proprietary Rights” means all intellectual property and proprietary information, in any jurisdiction, including all (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, assumed names and corporate names, in each case, whether or not registered, together with the goodwill of the business associated therewith; (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) trade secrets and confidential or proprietary information; (vi) websites and the contents thereof and all Internet protocol addresses, Internet domain names and registration rights, uniform resource locators, related security passwords or codes, and social media handles; (vii) Software; (viii) databases and the information contained therein; (ix) lists of clients and suppliers and potential clients and suppliers (including any lists of electronic mail addresses of clients and suppliers and potential clients and suppliers); (x) pricing and cost information and business and marketing plans and proposals; (xi) ideas, formulae, compositions, know-how, processes and techniques, research and development information, artwork and graphic design, drawings, specifications, blueprints, manuals and documentation, data, improvements, databases and promotional materials; and (xii) all proprietary rights relating to any of the foregoing, including all causes of action, damages and remedies related to past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” or “Knowledge of the Seller” means the knowledge that any of the Principals or Ron Meganck, controller of Seller actually has or would reasonably be expected to have after due inquiry and investigation of the Persons reporting directly to any such individual and after reasonable review of reports and documents in the possession or control of such individual.

“Software” means computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other entity.

“Tax” means any and all foreign, federal, state or local taxes, assessments and other governmental charges, including any gross receipts, income, profits or excess profits, sales, use, occupation, license, value added, natural resources, entertainment, amusement, transfer, franchise, capital stock, registration, stamp, estimated, alternative minimum, add-on minimum, unclaimed property, escheat, real or immovable property, personal or movable property, intangible property, ad valorem, social security, employment, unemployment, severance, disability, payroll, deductions at source, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being (or having been) a member of any affiliated, consolidated, combined, unitary, or similar group (or being included or required to be included in any tax return related thereto).

“Tax Returns” means returns, declarations, elections, reports, claims for refund, information returns, estimated tax returns and reports, withholding tax returns and reports, or other documents (including any related or supporting schedules, statements or information and any amendments thereof) filed or required to be filed in respect of Taxes.

“Trading Day” means any day on which the Parent Common Stock is traded for any period on the Principal Market.

“Transaction Documents” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	10.9
Accounting Arbitrator	2.2(b)(iii)
Accounts Receivable	1.1(a)(x)
Actual Working Capital	2.2(b)(i)
Agreement	Preamble
Allocation Statement	2.3
Arbitrable Dispute	10.9
Arbitration Expenses	10.9(c)(ii)
Arbitrators	10.9(b)
Assigned Contracts	1.1(a)(ii)
Assumed Proprietary Rights	1.1(a)(iv)
Assumed Liabilities	1.2(a)
ASTs	3.18(b)
Base Closing Cash Payment	2.1
Base Shares	7.11(f)
Bill of Sale	2.1(c)
Business	Recitals
Business Property	3.18(a)
Buyer	Preamble
Buyer Indemnified Party	9.1
Cap	9.4(c)
Calculation Statement	7.11(a)
Carlson	Preamble
Claims	7.9
Closing	6.3
Closing Date	6.3
Closing Working Capital Statement	2.2(b)(i)
COBRA	3.11(f)
Costs and Fees	10.9(c)(i)
Confidential Information	7.4(c)
Direct Claim	9.5(c)
Disclosure Schedules	5.7
Effective Time	6.3
Employee Benefit Plans	3.11(a)
Estimated Working Capital	2.2(a)
Excluded Assets	1.1(b)
Excluded Liabilities	1.2(b)

Term	Section
Excluded Contracts	1.1(b)(ii)
Fundamental Representations	9.3
Government Official	3.26(a)
Indemnified Party	9.5(a)
Indemnifying Party	9.5(a)
Insurance Policies	3.15
Inventory	1.1(a)(iii)
Latest Balance Sheet	3.4(a)(ii)
Latest Balance Sheet Date	3.4(a)(ii)
Lease Assignment and Assumption	6.4(i)
Leased Real Property	1.1(a)(v)
Liens	1.1(a)
Malicious Code	3.10(g)
Measurement Period	7.11(d)
Multiple	7.11(b)
Net Recovery	9.4(f)
Noncompete Period	7.4(b)
Pachla	Preamble
Parent	Preamble
Permitted Liens	3.6(b)
Personnel	3.12(a)
Principals	Preamble
Proposed Transaction	5.5
Protest Notice	2.2(b)(ii)
Purchase Price	2.1
Purchased Assets	1.1(a)
Real Property Leases	1.1(a)(v)
Registered Proprietary Rights	3.10(b)
Related Person	3.14
Released Parties	7.9
Releasors	7.9
Required Approvals	6.1(g)
Required Governmental Consents	3.7(c)
Restrictive Covenants	7.4(f)
RFP	3.23(a)
Ronan	Preamble
Schedule Supplement	5.7
Schoeffler	Preamble
SEC	7.11
Seller	Preamble
Seller Financial Statement	3.4(a)
Seller Governmental Authorizations	3.7(b)
Seller Indemnified Party	9.2
Seller Interim Financial Statements	3.4(a)(ii)
Seller Proprietary Rights	3.10(a)

Term	Section
Seller Proprietary Rights Licenses	3.9(a)(x)
Seller Year-End Financial Statements	3.4(a)(i)
Selling Parties	Preamble
Specified Contracts	3.9(a)
Stock Appreciation Right	2.1(e)
Tangible Assets	1.1(a)(i)
Target Working Capital	2.2(a)
Third Party Claim	9.5(a)
Third Party Proprietary Rights Licenses	3.9(a)(ix)
Threshold	9.4(a)
Transfer Taxes	7.8
Transferred Employees	7.7(a)
Use	3.10(a)
USTs	3.18(b)
WARN Act	3.12(f)
Working Capital	2.2(a)
Working Capital Deficit	2.2(b)(i)
Working Capital Surplus	2.2(b)(i)

10.2 Notices, Consents, etc. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by facsimile or e-mail; or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Party):

(a)	If to the Buyer or the Parent:

Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, Illinois 60191
Attention:	Eric Cohen
Facsimile:	(630) 787-5383
Email:	Eric.Cohen@psiengines.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention:	Jeffrey R. Patt
Facsimile:	(312) 577-8864
Email:	jeffrey.patt@kattenlaw.com

(b)	If to the Seller:

Michael Schoeffler
Michael Schoeffler
Lifestyle RV
51700 Lovejoy Drive
Middlebury, IN 46540
Facsimile: 574-534-1238
Email: mike@goevergreenrv.com

with a copy to (which shall not constitute notice):

Powertrain Integration, LLC
32505 Industrial Drive
Madison Heights, Michigan 48071
Attention:	Robert Pachla
Facsimile:	(248) 589-7883
Email:	mike@goevergreenrv.com

All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, four (4) Business Days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

10.3 Public Announcements. Prior to the Closing, none of the Parties shall make, nor shall they permit their respective Affiliates to make, any public announcement or filing with respect to the transactions provided for herein without the prior written consent of the other Parties to this Agreement, except that nothing contained herein shall prohibit or otherwise restrict the Parent from issuing any public release or announcement with respect to this Agreement, the transactions contemplated hereby and/or the business and affairs of the Seller to the extent required by applicable Legal Requirements (including the requirements of federal securities laws and any applicable stock exchange rules), as determined by the Buyer in consultation with its legal counsel. The Seller and the Buyer shall mutually agree upon the timing, method and content of the disclosure to the employees of the Seller of the transactions contemplated by this Agreement. From and after the Closing, except as required by applicable law, the Seller shall not make, nor shall the Seller permit any of its Affiliates to make, any public announcement or filing with respect to the transactions provided for herein without the prior written consent of Buyer.

10.4 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

10.5 Further Assurances. Each of the Seller and the Buyer agrees that it will, without further consideration, execute and deliver such other documents and take such other actions, whether prior or subsequent to the Closing, as may be reasonably necessary and reasonably requested by any of the other Parties to consummate more effectively the transactions contemplated hereby.

10.6 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer; provided, further that any such amendment or waiver will be binding upon the Seller only if such amendment or waiver is set forth in a writing executed by the Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

10.7 Section Headings. Section headings contained herein are for convenience of reference only and shall not be considered in interpreting or construing this Agreement.

10.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

10.9 Arbitration. Except with respect to claims, controversies and disputes arising under or governed by Sections 2.2, 7.4 or 7.11 and for other claims seeking injunctive relief, and except as expressly provided elsewhere in this Agreement or the other Transaction Documents, any dispute, controversy, or claim arising under or relating to this Agreement or any of the Transaction Documents or any breach or threatened breach hereof or thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:

(a) Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Parties in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(b) The arbitration shall be conducted by a panel of three arbitrators, one selected by the Buyer, one selected by the Seller and the third to be selected jointly by the arbitrators selected by the Buyer and the Seller (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such rules in conducting any such arbitration. All such arbitration proceedings shall take place in Chicago, Illinois.

(c) Except as provided herein (including pursuant to Article 9, to the extent such items constitute Losses):

(i) each Party shall bear its own “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including copying and telephone), expert and other witness fees and costs, and reasonable attorneys’ fees and expenses;

(ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne equally by the Parties; and

(iii) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

(d) The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant, including, without limitation, specific performance of any obligation created under this Agreement or any of the Transaction Documents, the awarding of Losses and punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The Arbitrators shall follow the applicable law, and shall not have the power to fail to follow the law or to make decisions resulting from errors in law. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement or any of the Transaction Documents and shall make its determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(e) Each Party agrees that she, he or it will not file any suit, motion, petition or otherwise commence any legal action or Proceeding for any matter which is required to be submitted to arbitration as contemplated herein, except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an Order dismissing or staying any action or Proceeding filed contrary to the preceding sentence, the Party which filed such action or Proceeding shall promptly pay to the other Party the reasonable attorneys’ fees, costs and expenses incurred by such other Party prior to the entry of such Order.

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THE PARTIES EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY

THE COURT WITHOUT A JURY. EACH OF THE PARTIES FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

10.11 Jurisdiction of Courts. Subject to Section 10.9, each of the Parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the federal courts located in Cook County in the State of Illinois for any actions, suits or Proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit, or Proceeding relating thereto except in such courts), and further agrees that service of any process for any action, suit or Proceeding may be brought against such Party in any such court. Each of the Parties to this Agreement irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement or the transactions contemplated hereby, in the federal courts located in Cook County in the State of Illinois, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum.

10.12 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Party, provided, however, that the Buyer and the Parent shall be allowed, without the prior written consent of the Selling Parties, to assign their respective rights and benefits hereto (a) prior to the Closing Date, to one or more of its direct or indirect owned Subsidiaries, (b) to an Affiliate of the Parent so long as the Affiliate assumes the Buyer’s obligations hereunder and (b) to the lenders of the Buyer or any Affiliate of the Buyer as collateral for security purposes. The Seller agrees to provide any acknowledgment or consent required by any such lender in connection with any assignment referenced in clause (b) above.

10.13 Survival of Covenants. The covenants of the Parties to be performed subsequent to Closing shall survive Closing for the periods stated therein or, if no period is stated, until they have been fully performed.

10.14 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article 9.

10.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.16 Counterparts; Delivery. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of electronic transmission (including a facsimile, .pdf or similar file), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version hereof delivered in person. At the request of any Party, the other Party shall re-execute original forms hereof and deliver them to such Party, except that the failure of any Party to comply with such a request shall not render this Agreement invalid or unenforceable. No Party shall raise the use of electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic transmission (including a facsimile, .pdf or similar file) as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

10.17 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

10.18 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean, in all cases, “including, but not limited to,” and shall mean by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.19 Entire Agreement. This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the Parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties.

[Remainder of Page Intentionally Left Blank.

Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

POWERTRAIN INTEGRATION, LLC

By:	/s/ Robert A. Pachla
Name:	Robert A. Pachla
Its:	President

PRINCIPALS:

/s/ Robert A. Pachla
Robert A. Pachla

/s/ Michael Schoeffler
Michael Schoeffler

/s/ Scott A. Ronan
Scott A. Ronan

/s/ Todd G. Carlson
Todd G. Carlson

/s/ Bradley Richards
Bradley Richards

BUYER:

POWERTRAIN INTEGRATION
ACQUISITION, LLC

By:	/s/ Gary S. Winemaster
Name:	Gary S. Winemaster
Its:	Member

[Signature Page to Asset Purchase Agreement]

PARENT:

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary S. Winemaster
Name:	Gary S. Winemaster
Its:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Additional Earn-out Procedures

1. Settlement.

(a) Calculation of Additional Earn-out Payment Within forty-five (45) days following the final determination of the Base Earn-out Payment in accordance with Section 7.11(a) of this Agreement (the “Outside Payment Date”), the Buyer shall deliver to the Seller the Additional Earn-out Payment in the form of cash, Parent Common Stock or such combination of cash and Parent Common Stock as the Parent shall determine in its sole discretion. The “Additional Earn-out Payment” means the greater of (i) an amount equal to a five percent (5%) per annum return on the Base Earn-out Payment, for the period from the Closing Date through December 31, 2015 and (ii) an amount determined in accordance with the following formula:

AE = [(BE/CP)*SP] - BE

Where:

AE	=	The value (in dollars) of the Additional Earn-out Payment

BE	=	The amount of the Base Earn-out Payment determined in accordance with Section 7.11(a) of the Agreement

CP	=	The VWAP of a single share of Parent Common Stock for the five (5) Trading Days immediately preceding the date the transactions contemplated by this Agreement are first publicly announced, as reported by Bloomberg Financial Markets (or any successor thereto)

SP	=	The VWAP of a single share of Parent Common Stock for the five (5) Trading Days immediately preceding January 1, 2016, as reported by Bloomberg Financial Markets (or any successor thereto)

“VWAP” means the dollar-weighted average price per share of Parent Common Stock on its Principal Market during the period beginning at 9:30 a.m. Eastern time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. Eastern time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or any successor thereto) and, if applicable, using its “Volume at Price” functions.

“Principal Market” means the NASDAQ Capital Market, provided, however, that if the Parent Common Stock ceases to be traded on the NASDAQ Capital Market, the “Principal Market” shall mean such United States national securities exchange on which the Parent Common Stock is then listed; provided, further, that if the Parent Common Stock is not listed or traded on a United States national securities exchange, the “Principal Market” shall mean the principal securities exchange or market on which the Parent Common Stock is then listed or quoted.

(b) Settlement in Cash. If the Parent elects to deliver the Additional Earn-out Payment, if any, or any portion thereof in cash (the amount of the Additional Earn-out

Payment to be paid in cash, the “Cash Settlement Amount”), the Parent shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, the Cash Settlement Amount.

(c) Settlement in Parent Common Stock. If the Parent elects to deliver the Additional Earn-out Payment, if any, or any portion thereof in the form of shares of Parent Common Stock, then the number of shares of Parent Common Stock issuable to the Seller will be determined in accordance with the following formula:

PC = (AE-CA)/SP

Where:

PC	=	The number of shares of Parent Common Stock issuable to the Seller

AE	=	The value (in dollars) of the Additional Earn-out Payment

CA	=	The Cash Settlement Amount

SP	=	The VWAP of a single share of Parent Common Stock for the five (5) Trading Days immediately preceding January 1, 2016, as reported by Bloomberg Financial Markets (or any successor thereto)

Any shares of Parent Common Stock issuable pursuant to this Paragraph 1 shall be delivered by the Parent to the Seller, or, if requested by the Seller, the Seller’s members in such proportions as the Seller shall designate in writing, by (i) crediting the number of shares issuable upon the payment of the Additional Earn-out Payment (determined in accordance with Paragraph 1(c) above) to the Seller (or its members, if applicable) through a book entry on the records kept by the transfer agent for the Parent Common Stock or (ii) delivering to the Seller (or its members, if applicable) a certificate or certificates for such number of shares. The Seller acknowledges that any shares of Parent Common Stock issued hereunder will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Parent shall have no obligation to register such shares under the Securities Act for resale or otherwise. In the event the Seller requests that the Parent cause shares of Parent Common Stock to be issued to the Seller’s members, the Seller shall cause each member of the Seller to provide the Parent with the acknowledgement set forth in the immediately preceding sentence, and make the representations set forth in Section 3.28 (Investor Representations) of this Agreement.

2. Certain Adjustments. If the Parent, at any time prior to delivery of the Additional Earn-out Payment: (i) subdivides outstanding shares of Parent Common Stock into a larger number of shares or (ii) combines (including by way of reverse stock split) outstanding shares of Parent Common Stock into a smaller number of shares, then in each case the Base Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Parent Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Parent Common Stock outstanding immediately after such event. If the Parent, at any time prior to delivery of the Additional Earn-out Payment: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Parent Common Stock in shares of Parent Common Stock, or (ii) issues by reclassification of shares of the Parent Common Stock any shares of capital stock of the Parent, then in each case the Parent will make an appropriate adjustment.

3. Rights as a Stockholder. The Seller will not be entitled to any of the rights of a stockholder with respect to any shares of Parent Common Stock issuable hereunder unless and until the Seller becomes the holder of record of such shares.

4. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Parent is not obligated to either (a) cause to be issued or delivered any certificates for Parent Common Stock pursuant to this Agreement or (b) cause a book entry related to the Parent Common Stock pursuant to this Agreement to be entered on the records of the transfer agent for the Parent Common Stock unless and until the Parent is advised by its counsel that such issuance and delivery (or entry on the records, as applicable) of such certificates is in compliance with all applicable securities and other laws, regulations of governmental authority, and the requirements of any securities exchange or market upon which the Parent Common Stock is listed or traded. The Parent may require, as a condition of such issuance and delivery (or entry on the records, as applicable) of such certificates, and in order to ensure compliance with such laws, regulations and requirements, that the Seller make such covenants, agreements, and representations as the Parent or its counsel considers reasonably necessary or desirable.

Schedule 5.8

1.	Discovery of a material issue with a representation or warranty which would affect the ability of Seller to continue business as currently conducted or in the aggregate could have a cost or liability above $500,000, including Organization and Qualification (Section 3.1), Authorization (Section 3.2), Personal Property, (Section 3.6), Proprietary Rights, (Section 3.10(a)), Brokers or Finders, (Section 4.5), Employee Benefit Plans, (Section 3.11), Taxes (3.16), Environmental and Safety Requirements (Section 3.18), product recall, Litigation (3.17) or Conduct of Business (3.19).

2.	Discovery of a material issue with Seller’s Contracts with certain Customers or Suppliers, including Freightliner, Clean Fuels and GM. Examples of a potential material issue would be the non-assignability of any Contract, a Contract expiring without adequate assurance of it being extended or renewed or an expression of intent by a Customer or Supplier to no longer conduct business with Seller.